Exhibit 10.2

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of this 30th day of April, 2024, by and between Clearway Energy Group LLC, a Delaware limited liability company (the “Company”), Clearway Energy, Inc., a Delaware corporation (“CWEN”), GIP III Zephyr Management Partners, L.P., a Delaware limited partners, GIP III Zephyr Midco Holdings, L.P. and Craig Cornelius (“Executive”).

W I T N E S S E T H :

WHEREAS, the Company and Executive (together with CWEN, collectively, the “Parties”) previously entered into that certain employment agreement dated August 31, 2018, under which the Company has employed Executive as its Chief Executive Officer (the “Prior Agreement”); and

WHEREAS, the Parties desire to amend and restate the Prior Agreement to reflect, among other things, Executive’s additional roles and responsibilities with respect to CWEN, the Parties obligations and the other terms and conditions related thereto, and Executive is willing to accept his continued employment under the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the Parties hereby agree as follows:

Section 1.         Definitions. Capitalized terms not otherwise defined in this Agreement shall have the meaning set forth on Appendix A, attached hereto.

Section 2.         Acceptance and Term of Employment.

The Company agrees to continue to employ Executive, and Executive agrees to continue to serve the Company, on the terms and conditions set forth herein and for the period beginning April 30, 2024 (the “Commencement Date”) and ending as provided in Section 7 hereof (the “Term of Employment”). Notwithstanding the foregoing, with respect to the period beginning July 1, 2024 (the “Transition Date”), it is acknowledged that Executive shall also serve as Chief Executive Officer of CWEN (the “CWEN CEO”), and (i) for so long as Executive remains the CWEN CEO, the Board of Directors of CWEN (the “CWEN Board”) shall have the authority and responsibility to direct and control the day-to-day activities of Executive in his capacity as the CWEN CEO, subject to the terms of Section 3 of this Agreement. For purposes of this Agreement, all references to employment, service, engagement and terms of similar import, shall refer to Executive’s services to the Company Group.

Section 3.         Position, Duties, and Responsibilities; Place of Performance.

(a)           Position, Duties, and Responsibilities. During the Term of Employment, Executive shall be employed and serve as the Chief Executive Officer of the Company, and from and after the Transition Date, Executive shall also serve as the CWEN CEO and, in each case, shall have such duties and responsibilities commensurate with such title. Executive shall report directly to the Board in his capacity as Chief Executive Officer of the Company at all times during the Term of Employment, and shall report to the CWEN Board from and after the Transition Date in his capacity as the CWEN CEO. Executive also agrees to serve as an officer and/or director of any other member of the Company Group, including CWEN for periods on and after the Transition Date, in each case without additional compensation.

(b)           Performance. Executive shall devote his full business time, attention, skill, and best efforts to the performance of his duties under this Agreement and shall not engage in any other business or occupation during the Term of Employment, including, without limitation, any activity that (i) conflicts with the interests of the Company or any other member of the Company Group, (ii) interferes with the proper and efficient performance of Executive’s duties hereunder, or (iii) interferes with Executive’s exercise of judgment in the Company’s or, with respect to periods following the Transition Date, CWEN’s, best interests, as the case may be. Notwithstanding the foregoing, nothing herein shall preclude Executive from (A) serving, with the prior written consent of the Board, and with respect to periods following the Transition Date, the CWEN Board, as a member of the board of directors or advisory board (or the equivalent in the case of a non-corporate entity) of a non-competing for-profit business and one or more charitable organizations, (B) engaging in charitable activities and community affairs, and (C) managing his personal investments and affairs; provided, however, that the activities set out in clauses (A), (B), and (C) shall be limited by Executive so as not to materially interfere, individually or in the aggregate, with the performance of his duties and responsibilities hereunder.

(c)           Principal Place of Employment. Executive’s principal place of employment shall be in San Francisco, California, although Executive understands and agrees that he may be required to travel from time to time for business reasons.

Section 4.         Compensation.

During the Term of Employment, Executive shall be entitled to the following compensation:

(a)           Base Salary. Executive shall be paid an annualized Base Salary, payable solely by the Company in accordance with the regular payroll practices of the Company, of $500,000 which shall be increased to $750,000 as of the Transition Date, in each case, with adjustments, if any, as may be approved in writing by the CEG Compensation Committee. Notwithstanding the foregoing, the CWEN Compensation Committee shall be permitted to make non-binding recommendations to the CEG Compensation Committee regarding any Base Salary adjustments, and the CEG Compensation Committee shall have final decisional authority with respect to the same.

(b)           Annual Bonus.

(i)           Executive shall be eligible for an annual incentive bonus award in respect of each fiscal year during the Term of Employment (the “Annual Bonus”). The target Annual Bonus for the 2024 fiscal year and each fiscal year thereafter shall be 175% of Base Salary as in effect at the end of the applicable fiscal year (the “Target Annual Bonus”). The actual Annual Bonus with respect to a fiscal year shall be payable solely by the Company based upon the level of achievement of annual performance objectives established for such fiscal year; provided that in no event shall the amount paid in respect of such actual Annual Bonus exceed 300% of Base Salary as in effect at the end of such fiscal year. The Annual Bonus shall be paid to Executive at the same time as annual bonuses are generally payable to other senior executives of the Company subject to Executive’s continuous employment through the applicable payment date (subject to Section 7 below).

(ii)       For fiscal years in which Executive shall not serve as the CWEN CEO, the annual performance objectives with respect to Executive’s Annual Bonus shall be determined by the CEG Compensation Committee and communicated to Executive in accordance with the Company’s standard practices. For fiscal years beginning with fiscal year 2024 and any periods thereafter in which Executive shall serve as the CWEN CEO, the performance objectives with respect to Executive’s Annual Bonus shall be (A) established, evaluated and approved (including for such purposes that relate to the extent to which such performance objectives are attained) by the CWEN Compensation Committee (subject to any follow-on approval by the CWEN Board), and (B) communicated to Executive in accordance with CWEN’s standard practices. Notwithstanding the foregoing sentence, the CEG Compensation Committee shall be permitted to make non-binding recommendations to the CWEN Compensation Committee regarding the performance objective matters described in the foregoing sentence, and the CWEN Compensation Committee shall have final decisional authority with respect to the same (subject to any follow-on approval by the CWEN Board).

(c)           Equity Participation. For periods on and after the Commencement Date, Executive shall be eligible to participate in and receive a grant under, the Clearway Energy, Inc. Amended and Restated 2013 Equity Incentive Plan, as such plan may be amended and/or restated from time to time or any successor plan thereto (the “CWEN LTIP”), on such terms and conditions as are stated therein. It is acknowledged by the Parties that (i) Executive’s annual long term incentive target shall equal three hundred and fifty percent (350%) of Executive’s then Base Salary (the “Target LTIP Award”), (ii) one-third (⅓) of the Target LTIP Award shall be issued to Executive in the form of service-based restricted stock unit awards and the remainder of the Target LTIP Award shall be issued to Executive in the form of performance-based restricted stock unit awards, and (iii) the initial Target LTIP Award shall be issued to Executive on or as soon as practicable (and no later than thirty (30) days) after the Transition Date. For purposes of determining the number of service-based and performance-based restricted stock units subject to the Target LTIP Award, CWEN shall apply its standard methodology for grants to its executive officers; provided that for Executive’s initial Target LTIP Award, the grant shall be made based on the 10-day average closing stock price ending on the Commencement Date. The initial service-based and performance-based awards described in this Section 4(c) shall be evidenced by award agreements in the forms attached hereto as Exhibit C.

Section 5.         Employee Benefits.

During the Term of Employment, Executive shall be entitled to participate in health, insurance, retirement, and other benefits (including perquisites) provided generally to the senior executives of the Company. Executive shall also be entitled to the same number of holidays, vacation or paid-time-off (“PTO”) days, and sick days, in each case as are generally allowed to senior executives of the Company in accordance with the Company policy as in effect from time to time; provided, that in no event shall the number of PTO days available for accrual in any calendar year be less than the highest number of days available for accrual by any other senior executive. Nothing contained herein shall be construed to limit the Company’s ability to amend, suspend, or terminate any employee benefit plan or policy at any time, and the right to do so is expressly reserved; provided, that at all times that Executive is employed by the Company hereunder, Executive and his eligible dependents will have access to Company-provided health, dental, life and disability policies on terms and costs that are no less favorable than those generally provided to other senior executives (excluding differences in costs resulting for individual status (e.g., age, medical history)).

Section 6.         Reimbursements.

(a)           Executive is authorized to incur reasonable business expenses in carrying out his duties and responsibilities under this Agreement, including his duties and responsibilities as the CWEN CEO, and the Company shall be solely responsible pursuant to this Agreement to promptly reimburse him for all such reasonable business expenses, subject to documentation in accordance with the Company’s policy, as in effect from time to time.

(b)           Without limiting the foregoing, the Company will reimburse Executive for personal financial advisory and tax preparation services, or related legal advisory services, for each calendar year (or partial calendar year) during the Term of Employment in an amount not to exceed $12,000 per calendar year (or partial calendar year).

(c)           The Company will pay Executive an amount equal to $40,000 in connection with the attorneys’ fees anticipated to be incurred by Executive in connection with the establishment of the terms of Executive’s transition, the negotiation and finalization of this Agreement and related matters. Such payment will be made promptly, but in no event later than thirty (30) days following the Commencement Date.

Section 7.         Termination of Employment.

(a)           General. The Term of Employment, and Executive’s employment hereunder, shall terminate upon the earliest to occur of (i) Executive’s death, (ii) a termination by reason of a Disability, (iii) a termination by the Company with or without Cause, and (iv) a termination by Executive with or without Good Reason. Except as otherwise expressly required by law (e.g., COBRA) or as specifically provided herein, all of Executive’s rights to Base Salary, Annual Bonus, employee benefits and other compensatory amounts hereunder (if any) shall cease upon the termination of Executive’s employment hereunder.

(b)           Deemed Resignation. Upon any termination of Executive’s employment for any reason, except as may otherwise be requested by the Company in writing and agreed upon in writing by Executive, Executive shall be deemed to have resigned, or shall take such steps as shall be necessary to affirmatively resign, from any and all directorships, committee memberships, and any other positions Executive holds with the Company or any other member of the Company Group, including CWEN and its subsidiaries, it being understood that such deemed resignations shall not otherwise recharacterize the event under which Executive’s employment shall terminate hereunder pursuant to Section 7(a) above.

(c)           Termination Due to Death or Disability. Executive’s employment shall terminate automatically upon his death. The Company may terminate Executive’s employment immediately upon the occurrence of a Disability, such termination to be effective upon Executive’s receipt of written notice of such termination. Upon Executive’s death or in the event that Executive’s employment is terminated due to his Disability, Executive or his estate or his beneficiaries, as the case may be, shall be entitled to:

(i)        The Accrued Obligations;

(ii)       Any unpaid Annual Bonus in respect of any completed fiscal year that has ended prior to the date of such termination, which amount shall be paid at such time annual bonuses are paid to other senior executives of the Company, but in no event later than the date that is two and one-half (2½) months following the last day of the fiscal year in which such termination occurred; and

(iii)     An amount equal to (A) the Target Annual Bonus multiplied by (B) a fraction, (x) the numerator of which is the number of days elapsed from the commencement of the fiscal year in which such termination occurs through the date of such termination and (y) the denominator of which is 365 (or 366, as applicable), which amount shall be paid within thirty (30) days of Executive’s termination date.

Following Executive’s death or a termination of Executive’s employment by reason of a Disability, except as set forth in this Section 7(c), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(d)           Termination by the Company for Cause.

(i)        The Company may terminate Executive’s employment at any time for Cause, effective upon delivery to Executive of written notice of such termination; provided, however, that with respect to any Cause termination relying on clause (ii), (vi) or (vii) of the definition of Cause, to the extent that such act or acts or failure or failures to act are curable (as determined by the Board in good faith), Executive shall be given not less than thirty (30) days’ written notice by the Board of the Company’s intention to terminate him for Cause, such notice to state in detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination for Cause is based, and such termination shall be effective at the expiration of such thirty (30)-day notice period unless Executive has fully cured such act or acts or failure or failures to act that give rise to Cause during such period. For the avoidance of doubt, to the extent the cure period described above is applicable, if Executive fully cures the applicable conduct that the Company identifies as the basis of Cause within the aforementioned cure period, the Company shall not be permitted to terminate Executive for Cause on the basis of such conduct.

(ii)       In the event that the Company terminates Executive’s employment for Cause, Executive shall be entitled only to the Accrued Obligations. Following such termination of Executive’s employment for Cause, except as set forth in this Section 7(d)(ii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(e)           Termination by the Company without Cause. The Company may terminate Executive’s employment at any time without Cause, effective upon delivery to Executive of written notice of such termination. In the event that Executive’s employment is terminated by the Company without Cause (other than due to Disability), Executive shall be entitled to:

(i)        The Accrued Obligations;

(ii)       Any unpaid Annual Bonus in respect of any completed fiscal year that has ended prior to the date of such termination, which amount shall be paid at such time annual bonuses are paid to other senior executives of the Company, but in no event later than the date that is two and one-half (2½) months following the last day of the fiscal year in which such termination occurred;

(iii)      An amount equal to the sum of (A) Base Salary, plus (B) the Target Annual Bonus, such amount to be paid in substantially equal payments during the Severance Term, and payable in accordance with the Company’s regular payroll practices; and

(iv)     Subject to Executive’s election of COBRA continuation coverage under the Company’s group health plan, payment, on the first regularly scheduled payroll date of each month during the Severance Term, of an amount equal to the difference between the monthly COBRA premium cost and the monthly contribution paid by active employees for the same coverage; provided, that the payments described in this clause shall cease earlier than the expiration of the Severance Term in the event that Executive becomes eligible to receive any health benefits as a result of subsequent employment or service during the Severance Term.

Notwithstanding the foregoing, the payments and benefits described in clauses (ii), (iii), and (iv) of this Section 7(e) shall immediately terminate and be forfeited by Executive, and the Company shall have no further obligations to Executive with respect thereto, in the event that Executive materially breaches any provision set forth in Section 9 hereof. Following such termination of Executive’s employment by the Company without Cause, except as set forth in this Section 7(e), Executive shall have no further rights to any compensation or any other benefits under this Agreement. For the avoidance of doubt, Executive’s sole and exclusive remedy upon a termination of employment by the Company without Cause shall be receipt of the Severance Benefits.

(f)            Termination by Executive with Good Reason. Executive may terminate his employment with Good Reason by providing the Company ten (10) days’ written notice setting forth in reasonable specificity the event that constitutes Good Reason, which written notice, to be effective, must be provided to the Company within sixty (60) days following the occurrence of such event. During the ten (10) day period following the Company’s receipt of such notice from Executive, the Company shall have a cure right (if curable), and if not cured within such period, Executive’s termination will be effective upon the expiration of such cure period, and Executive shall be entitled to the same payments and benefits as provided in Section 7(e) hereof for a termination by the Company without Cause, subject to the same conditions on payment and benefits as described in Section 7(e) hereof. Following such termination of Executive’s employment by Executive with Good Reason, except as set forth in this Section 7(f), Executive shall have no further rights to any compensation or any other benefits under this Agreement. For the avoidance of doubt, Executive’s sole and exclusive remedy upon a termination of employment with Good Reason shall be receipt of the Severance Benefits. For the avoidance of doubt, to the extent the cure period described above is applicable, if the Company fully cures the applicable conduct that Executive identifies as the basis of Good Reason within the aforementioned cure period, Executive shall not be permitted to terminate Executive’s employment with Good Reason on the basis of such conduct.

(g)           Termination by Executive without Good Reason. Executive may terminate his employment without Good Reason by providing the Company sixty (60) days’ advance written notice of such termination. In the event of a termination of employment by Executive under this Section 7(g), Executive shall be entitled only to the Accrued Obligations. In the event of termination of Executive’s employment under this Section 7(g), the Company may, in its sole and absolute discretion, by written notice accelerate such date of termination without changing the characterization of such termination as a termination by Executive without Good Reason. Following such termination of Executive’s employment by Executive without Good Reason, except as set forth in this Section 7(g), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(h)           Release. Notwithstanding any provision herein to the contrary, the payment of any amount or provision of any benefit pursuant to subsection (c), (e) or (f) of this Section 7 (collectively, the “Severance Benefits”) (other than the Accrued Obligations) shall be conditioned upon Executive’s (or, in the case of Executive’s death or Disability, his estate or, as applicable, authorized representative’s) execution, delivery to the Company, and non-revocation of the Release of Claims (and the expiration of any revocation period contained in such Release of Claims) within sixty (60) days following the date of Executive’s termination of employment hereunder. If Executive (or, in the case of Executive’s death or Disability, his estate or, as applicable, authorized representative) fails to execute the Release of Claims in such a timely manner so as to permit any revocation period to expire prior to the end of such sixty (60) day period, or timely revokes his acceptance of such release following its execution, Executive shall not be entitled to any of the Severance Benefits. Further, to the extent that any of the Severance Benefits constitutes “nonqualified deferred compensation” for purposes of Section 409A of the Code, any payment of any amount or provision of any benefit otherwise scheduled to occur prior to the sixtieth (60th) day following the date of Executive’s termination of employment hereunder, but for the condition on timely executing the Release of Claims as set forth herein, shall not be made until the first regularly scheduled payroll date following such sixtieth (60th) day, after which any remaining Severance Benefits shall thereafter be provided to Executive according to the applicable schedule set forth herein.

Section 8.         Certain Payments.

If any payment(s), benefit(s) or distribution(s) of any type to or for the benefit of Executive, whether paid or payable, provided or to be provided, or distributed or distributable pursuant to the terms of this Agreement or otherwise by the Company or any of its affiliates (collectively, the “Parachute Payments”) would subject Executive to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), the Parachute Payments shall be reduced so that the maximum amount of the Parachute Payments (after reduction) shall be one dollar ($1.00) less than the amount which would subject Executive to the Excise Tax; provided, that the Parachute Payments shall only be reduced to the extent the after-tax value of amounts received by Executive after application of the above reduction would exceed the after-tax value of the amounts received without application of such reduction. For this purpose, the after-tax value of an amount shall be determined taking into account all federal, state, and local income, employment and excise taxes applicable to such amount. To the extent such aggregate parachute payment amounts are required to be so reduced, the Parachute Payment amounts due to Executive (but no non-Parachute Payment amounts) shall be reduced in the following order: (i) the Parachute Payments that are payable in cash shall be reduced (if necessary, to zero) with amounts that are payable last reduced first; (ii) the Parachute Payments due in respect of any equity, valued at full value (rather than accelerated value), with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24); and (iii) all other non-cash Parachute Payments, not otherwise described in clause (ii) of this Section 8, reduced last.

Section 9.         Restrictive Covenants

(a)           General. Executive acknowledges and recognizes the highly competitive nature of the business of the Company Group, that access to Confidential Information renders Executive special and unique within the industry of the Company Group, and that Executive will have the opportunity to develop substantial relationships with existing and prospective clients, accounts, customers, consultants, contractors, investors, and strategic partners of the Company Group during the course of and as a result of his employment with the Company. In light of the foregoing, as a condition of Executive’s employment by the Company, and in consideration of Executive’s employment hereunder and the compensation and benefits provided herein, Executive acknowledges and agrees to the covenants contained in this Section 9. Executive further recognizes and acknowledges that the restrictions and limitations set forth in this Section 9 are reasonable and valid in geographical and temporal scope and in all other respects and are essential to protect the value of the business and assets of the Company Group.

(b)           Confidential Information.

(i)        Executive acknowledges that, during the Term of Employment, Executive will have access to information about the Company Group and that his employment with the Company shall bring him into close contact with confidential and proprietary information of the Company Group. In recognition of the foregoing, Executive agrees, at all times during the Term of Employment and thereafter, to hold in confidence, and not to use, except for the benefit of the Company Group, or to disclose to any Person without written authorization of the Company, any Confidential Information.

(ii)       Nothing in this Agreement shall prohibit or impede Executive from communicating, cooperating or filing a complaint with any U.S. federal, state or local governmental or law enforcement branch, agency or entity (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise making disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation, provided that in each case such communications and disclosures are consistent with applicable law. Executive understands and acknowledges that an individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made (A) in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (B) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Executive understands and acknowledges further that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order. Except as otherwise provided in this paragraph or under applicable law, under no circumstance will Executive be authorized to disclose any information covered by attorney-client privilege or attorney work product of any member of the Company Group without prior written consent of the Company’s General Counsel or other officer designated by the Company. Executive does not need the prior authorization of (or to give notice to) any member of the Company Group regarding any communication, disclosure, or activity permitted by this paragraph.

(c)           Assignment of Intellectual Property.

(i)        Executive agrees that he will, without additional compensation, promptly make full written disclosure to the Company, and will hold in trust for the sole right and benefit of the Company all developments, original works of authorship, inventions, concepts, know-how, improvements, trade secrets, and similar proprietary rights, whether or not patentable or registrable under copyright or similar laws, which Executive may (or have previously) solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the Term of Employment, whether or not during regular working hours, provided they either (A) relate at the time of conception or reduction to practice of the invention to the business of any member of the Company Group, or actual or demonstrably anticipated research or development of any member of the Company Group; (B) result from or relate to any work performed for any member of the Company Group; or (C) are developed through the use of equipment, supplies, or facilities of any member of the Company Group, or any Confidential Information, or in consultation with personnel of any member of the Company Group (collectively referred to as “Developments”). Executive further acknowledges that all Developments made by him (solely or jointly with others) within the scope of and during the Term of Employment are “works made for hire” (to the greatest extent permitted by applicable law) for which Executive is, in part, compensated by his Base Salary, unless regulated otherwise by law, but that, in the event any such Development is deemed not to be a work made for hire, Executive hereby assigns to the Company, or its designee, all Executive’s right, title, and interest throughout the world in and to any such Development.

(ii)       Executive agrees to assist the Company, or its designee, at the Company’s expense, in every way to secure the rights of the Company Group in the Developments and any copyrights, patents, trademarks, service marks, database rights, domain names, mask work rights, moral rights, and other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, recordations, and all other instruments that the Company shall deem necessary in order to apply for, obtain, maintain, and transfer such rights and in order to assign and convey to the Company Group the sole and exclusive right, title, and interest in and to such Developments, and any intellectual property and other proprietary rights relating thereto. Executive further agrees that his obligation to execute or cause to be executed, when it is in Executive’s power to do so, any such instrument or papers shall continue after the termination of the Term of Employment until the expiration of the last such intellectual property right to expire in any country of the world; provided, however, the Company shall reimburse Executive for his reasonable expenses incurred in connection with carrying out the foregoing obligation. If the Company is unable because of Executive’s mental or physical incapacity or unavailability for any other reason to secure Executive’s signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Developments or original works of authorship assigned to the Company as above, then Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney in fact to act for and in Executive’s behalf and stead to execute and file any such applications or records and to do all other lawfully permitted acts to further the application for, prosecution, issuance, maintenance, and transfer of letters patent or registrations thereon with the same legal force and effect as if originally executed by me. Executive hereby waives and irrevocably quitclaims to the Company any and all claims, of any nature whatsoever, that Executive now or hereafter have for past, present, or future infringement of any and all proprietary rights assigned to the Company.

(iii)      Notwithstanding the foregoing, this Section 9(c) is subject to the provisions of California Labor Code Sections 2870, 2871 and 2872. In accordance with Section 2870 of the California Labor Code, Executive’s obligation to assign Executive’s right, title and interest throughout the world in and to all Developments does not apply to any Developments that Executive developed entirely on his own time without using the Company’s equipment, supplies, facilities, or Confidential Information except for those Developments that relate to either (A) the business of the Company at the time of conception or reduction to practice of the Development, or actual or demonstrably anticipated research or development of the Company or (B) result from any work performed by Executive for the Company. A copy of California Labor Code Sections 2870, 2871 and 2872 is attached to this Agreement as Exhibit B. Executive shall disclose all Developments to the Company, even if Executive does not believe that Executive is required under this Agreement, or pursuant to California Labor Code Section 2870, to assign his interest in such Developments to the Company.

(d)           Non-Competition. During the Term of Employment, Executive shall not, directly or indirectly engage in, have any equity interest in, manage, provide services to or operate any person, firm, corporation, partnership or business (whether as director, officer, employee, agent, representative, partner, member, security holder, consultant or otherwise) that engages in the Business within the United States of America or any other jurisdiction in which any member of the Company Group engages in business derives a material portion of its revenues or has demonstrable plans to commence business activities in.

(e)           Non-Interference. During the Term of Employment, Executive shall not, directly or indirectly for his own account or for the account of any other Person, engage in Interfering Activities, it being understood that Executive shall remain bound by the requirements of non-interference and interfering activities provisions as set forth in the Other Covenants. The Parties also hereby acknowledge and agree that the solicitation of any Business Relation or Person for a new business relationship is and has been permitted hereunder as well as pursuant to the Other Covenants as long as Executive does not encourage, solicit, or induce any Business Relation or Person to cease doing business with or reduce the amount of business with the Company Group. For the avoidance of doubt, and notwithstanding any provision in the Other Covenants to the contrary, the Parties acknowledge and agree that (i) none of the restrictive covenants specified in this Section 9 or any Other Covenant shall, in and of itself (subject to other restrictions on non-interference set herein, and confidentiality set forth herein and therein) restrict Executive from holding investments in, being employed by, or having affiliations with any investment partnership or any manager or general partner thereof that may pursue or hold investments in any enterprise engaged directly in the business of development or operation of electrolyzer, battery, wind, solar or gas-fired electricity generation assets within the United States of America, and (ii) Executive may confidentially interview for potential employment outside the Company Group prior to the end of Term of Employment, and each member of the Company Group waives, and shall cause any affiliate thereof to waive, any rights it might otherwise have pursuant to this Agreement, any Other Covenant or otherwise with respect to any such interview.

(f)           Company Personnel. To the extent permitted by law, during the Term of Employment and throughout the Post-Termination Restricted Period, Executive shall not, directly or indirectly for his own account or for the account of any other Person: (i) solicit, induce, recruit or encourage any of the employees, contractors, or consultants of any member of the Company Group who are or were employed or retained by any member of the Company Group within the twelve (12) month period immediately preceding the termination of Executive’s employment (“Company Personnel”) to terminate their relationship with the applicable member of the Company Group; (ii) solicit or attempt to solicit for employment, induce, recruit, bring about, influence, promote, facilitate, encourage, or assist the solicitation of any Company Personnel to enter into any business relationship with Executive that directly interferes with or conflicts with the Business; and/or (iii) interfere with the relationship between any member of the Company Group and Company Personnel, or with the performance by current or former Company Personnel of their obligations or responsibilities to any member of the Company Group. Nothing herein shall apply as to Company Personnel who are not otherwise senior executives of the Company who reply to general solicitations not directed at such Company Personnel.

(g)           Non-Disparagement. Following the termination of Executive’s employment hereunder for any reason, Executive hereby agrees not to defame or disparage any member of the Company Group or any executive, manager, director, or officer of any member of the Company Group in any medium to any person. Similarly, following the termination of Executive’s employment for any reason, the Company will instruct the directors, officers and managers of any member of the Company Group not to defame or disparage Executive in any medium to any person. Notwithstanding the preceding provisions of this Section 9(g), the Company and Executive may confer in confidence with their respective legal representatives and make truthful statements as required by law or legal process, or to enforce this Agreement. For the avoidance of doubt, nothing in this Agreement prevents Executive from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Executive may have reason to believe is unlawful.

(h)           Return of Documents. In the event of Executive’s termination of employment hereunder for any reason, or any earlier time if requested by the Company or other member of the Company Group, Executive shall deliver to the Company (and will not keep in his possession, recreate, or deliver to anyone else) any and all Confidential Information and all other documents, materials, information, and property developed by Executive pursuant to his employment hereunder or otherwise belonging to the Company Group; provided, that Executive may retain any documents regarding his compensation or equitable holdings.

(i)            Independence; Severability; Blue Pencil. Each of the rights enumerated in this Section 9 shall be independent of the others and shall be in addition to and not in lieu of any other rights and remedies available to the Company Group at law or in equity. If any of the provisions of this Section 9 or any part of any of them is hereafter construed or adjudicated to be invalid or unenforceable, the same shall not affect the remainder of this Section 9, which shall be given full effect without regard to the invalid portions. If any of the covenants contained herein are held to be invalid or unenforceable because of the duration of such provisions or the area or scope covered thereby, each of the Company and Executive agree that the court making such determination shall have the power to reduce the duration, scope, and/or area of such provision to the maximum and/or broadest duration, scope, and/or area permissible by law, and in its reduced form said provision shall then be enforceable.

(j)           Other Covenants. Notwithstanding anything contained in this Agreement to the contrary, it is acknowledged and agreed all parties hereto that (i) Executive is subject to similar restrictive covenants as a result of (A) his participation in the Zephyr Management Carry Program (the “Carry Program”) or otherwise as a result of his equity ownership in any member of the Company Group, including any equity ownership in CWEN arising as a result of any award issued to Executive under any long-term incentive plan of the Company or, subject to clause (ii) below, the CWEN LTIP, (B) the Restrictive Covenant Agreement by and between the Company and Executive dated September 11, 2018, or (C) any other plan, contract or arrangement, including the definition of “Post-Termination Detrimental Activity” in the Carry Program (collectively, the “Other Covenants”), (ii) except as set forth in Section 9(e) above, such Other Covenants are entirely replaced and superseded by the covenants contained in this Agreement, and (iii) enforcement by the Company of the covenants contained in this Agreement by any applicable member of the Company Group shall be subject to Section 9(k) below.

(k)           Cure Right. In the event of any alleged breach by Executive of any restrictive covenant described herein or similar provision that, notwithstanding Section 9(j), remains in effect under any other contract (including any forfeiture for competition provision), the Company will provide Executive with written notice specifying the circumstances of the alleged breach in reasonable detail and provide Executive with at least twenty (20) days to cure such alleged breach. If reasonably cured by Executive during the foregoing cure period, the alleged breach will be disregarded and will have no effect for any purpose.

Section 10.         Injunctive Relief. Executive expressly acknowledges that any breach or threatened breach of any of the terms and/or conditions set forth in Section 9 hereof may result in substantial, continuing, and irreparable injury to the members of the Company Group. Therefore, Executive hereby agrees that, in addition to any other remedy that may be available to the Company, any member of the Company Group shall be entitled to seek injunctive relief, specific performance, or other equitable relief by a court of appropriate jurisdiction in the event of any breach or threatened breach of the terms of Section 9 hereof. Notwithstanding any other provision to the contrary, Executive acknowledges and agrees that the Post-Termination Restricted Period shall be tolled during any period of violation of any of the covenants in Section 9 hereof and during any other period required for litigation during which the Company or any other member of the Company Group seeks to enforce such covenants against Executive if it is ultimately determined that Executive was in breach of such covenants.

Section 11.       Use of Track Record

Notwithstanding anything to the contrary in this Agreement, following the date of Executive’s termination of employment either by the Company without Cause or by Executive with or without Good Reason (excluding any resignation without Good Reason when grounds to terminate Executive for Cause exists), Executive shall be permitted to retain a track record of Executive’s project investment history for which Executive had supervisory responsibility from the point of Executive’s initial employment within the NRG renewables business in 2013 through the date of the “Closing” as set forth in, and subject to, the Prior Agreement (the “Track Record”). Executive shall have access to the following details for purposes of validating the Track Record: (i) date of initial investment; (ii) name of investment (i.e., Project Name); (iii) investment characteristics (i.e., location, technology, size); (iv) equity invested in dollars; and (v) multiple-of-invested capital and internal rate of return. Notwithstanding the foregoing, the Company’s obligations with respect to the Track Record described herein shall be limited to any such information the Company has in its possession and is itself permitted to share with Executive without violation of any confidentiality obligations the Company (or other member of the Company Group, if applicable) may be subject to. In addition, subject to Executive’s continuous employment hereunder through the date of a Sale of the Company (as defined in the Carry Program), Executive shall be provided a record of the aggregate investment return of Global Infrastructure Partners and its affiliates, as reported to its limited partners, in respect of its investment in the Company from and after the “Closing Date” as set forth in, and subject to, the Prior Agreement through the date of a Sale of the Company (the “GIP Performance Record”). The Company hereby acknowledges and agrees that Executive may furnish the Track Record at any time following such qualifying termination of employment hereunder, and the GIP Performance Record following a Sale of the Company, in either case, for any use, including, but not limited to, for purposes of fundraising; provided, that the Track Record and GIP Performance Record may only be provided to third-parties under a non-disclosure agreement in a form provided by Executive and approved by the Company (which approval shall not be unreasonably withheld).

Section 12.       Representations and Warranties of Executive.

Executive represents and warrants to the Company that-

(a)           Executive is entering into this Agreement voluntarily and that his employment hereunder and compliance with the terms and conditions hereof will not conflict with or result in the breach by him of any agreement to which he is a party or by which he may be bound;

(b)           Executive has not violated, and in connection with his employment with the Company Group will not violate, any non-solicitation, non-competition, or other similar covenant or agreement with any Person by which he is or may be bound; and

(c)           In connection with his employment with the Company, Executive will not use any confidential or proprietary information he may have obtained in connection with employment or service with any prior service recipient.

Section 13.       Taxes.

The Company may withhold from any payments made by the Company under this Agreement all applicable taxes, including but not limited to income, employment, and social insurance taxes, as shall be required by law. Executive acknowledges and represents that none of the Company nor any member of the Company has provided any tax advice to him in connection with this Agreement and that he has been advised by the Company to seek tax advice from his own tax advisors regarding this Agreement and payments that may be made to him pursuant to this Agreement, including specifically, the application of the provisions of Section 409A of the Code to such payments.

Section 14.       Set Off; Mitigation.

The Company’s obligation to pay Executive the amounts provided and to make the arrangements provided hereunder shall be subject to set-off, counterclaim, or recoupment of amounts owed by Executive to the Company or its affiliates; provided, however, that to the extent any amount so subject to set-off, counterclaim, or recoupment is payable in installments hereunder, such set-off, counterclaim, or recoupment shall not modify the applicable payment date of any installment, and to the extent an obligation cannot be satisfied by reduction of a single installment payment, any portion not satisfied shall remain an outstanding obligation of Executive and shall be applied to the next installment only at such time the installment is otherwise payable pursuant to the specified payment schedule. Executive shall not be required to mitigate the amount of any payment provided pursuant to this Agreement by seeking other employment or otherwise, and except as provided in Sections 7(e)(iv) and 7(f) hereof, the amount of any payment provided for pursuant to this Agreement shall not be reduced by any compensation earned as a result of Executive’s other employment or otherwise.

Section 15.       Additional Section 409A Provisions.

Notwithstanding any provision in this Agreement to the contrary:

(a)           Any payment otherwise required to be made hereunder to Executive at any date as a result of the termination of Executive’s employment shall be delayed for such period of time as may be necessary to meet the requirements of Section 409A(a)(2)(B)(i) of the Code (the “Delay Period”). On the first business day following the expiration of the Delay Period, Executive shall be paid, in a single cash lump sum, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence, and any remaining payments not so delayed shall continue to be paid pursuant to the payment schedule set forth herein.

(b)           Each payment in a series of payments hereunder shall be deemed to be a separate payment for purposes of Section 409A of the Code.

(c)           Notwithstanding anything herein to the contrary, the payment (or commencement of a series of payments) hereunder of any nonqualified deferred compensation (within the meaning of Section 409A of the Code) upon a termination of employment shall be delayed until such time as Executive has also undergone a “separation from service” as defined in Treas. Reg. 1.409A-1(h), at which time such nonqualified deferred compensation (calculated as of the date of Executive’s termination of employment hereunder) shall be paid (or commence to be paid) to Executive on the schedule set forth in Section 7 as if Executive had undergone such termination of employment (under the same circumstances) on the date of his ultimate “separation from service.”

(d)           To the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Agreement constitutes nonqualified deferred compensation (within the meaning of Section 409A of the Code), (i) any such expense reimbursement shall be made by the Company no later than the last day of the taxable year following the taxable year in which such expense was incurred by Executive, (ii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year; provided, however, that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect.

(e)           While the payments and benefits provided hereunder are intended to be structured in a manner to avoid the implication of any penalty taxes under Section 409A of the Code, in no event whatsoever shall any member of the Company Group be liable for any additional tax, interest, or penalties that may be imposed on Executive as a result of Section 409A of the Code or any damages for failing to comply with Section 409A of the Code (other than for withholding obligations or other obligations applicable to employers, if any, under Section 409A of the Code).

Section 16.       Successors and Assigns; No Third-Party Beneficiaries.

(a)           The Company. This Agreement shall inure to the benefit of the Company and its respective successors and assigns. Neither this Agreement nor any of the rights, obligations, or interests arising hereunder may be assigned by the Company to a Person (other than another member of the Company Group, or its or their respective successors) without Executive’s prior written consent (which shall not be unreasonably withheld, delayed, or conditioned); provided, however, that in the event of a sale of all or substantially all of the assets of the Company or any direct or indirect division or subsidiary thereof to which Executive’s employment primarily relates, the Company may provide that this Agreement will be assigned to, and assumed by, the acquiror of such assets, division or subsidiary, as applicable, without Executive’s consent.

(b)           Executive. Executive’s rights and obligations under this Agreement shall not be transferable by Executive by assignment or otherwise, without the prior written consent of the Company; provided, however, that if Executive shall die, all amounts then payable to Executive hereunder shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee, or other designee, or if there be no such designee, to Executive’s estate.

(c)           No Third-Party Beneficiaries. Except as otherwise set forth in Section 7(c) or Section 16(b) hereof, nothing expressed or referred to in this Agreement will be construed to give any Person other than the Company, the other members of the Company Group, and Executive any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

Section 17.       Waiver and Amendments.

Any waiver, alteration, amendment, or modification of any of the terms of this Agreement shall be valid only if made in writing and signed by each of the Parties; provided, however, that any such waiver, alteration, amendment, or modification must be consented to on the Company’s behalf by the Board. No waiver by either of the Parties of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver. This Agreement will be binding upon and inure solely to the benefit of the Parties and each of their respective legal representatives, successors, heirs and assigns.

Section 18.       Severability.

If any covenants or such other provisions of this Agreement are found to be invalid or unenforceable by a final determination of a court of competent jurisdiction, (a) the remaining terms and provisions hereof shall be unimpaired, and (b) the invalid or unenforceable term or provision hereof shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision hereof.

Section 19.       Governing Law; Waiver of Jury Trial; Arbitration.

THIS AGREEMENT IS GOVERNED BY AND IS TO BE CONSTRUED UNDER THE LAWS OF THE STATE OF CALIFORNIA, without regard to any conflict of laws rule or principle that would result in the application of the laws of any other jurisdiction. EACH PARTY TO THIS AGREEMENT ALSO HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY SUIT, ACTION, OR PROCEEDING UNDER OR IN CONNECTION WITH THIS AGREEMENT. Except as permitted under Section 10 hereof, any controversy or claim arising out of or relating to this Agreement (or the breach thereof) shall be settled by final, binding and non-appealable arbitration in New York, New York by three arbitrators. The arbitration shall be conducted by JAMS pursuant to its Employment Arbitration Rules and Procedures and subject to JAMS Policy on Employment Arbitration in accordance with its Employment Arbitration Rules and Procedures then in effect. Judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The arbitrators shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including, without limitation, the issuance of an injunction. However, either party may, without inconsistency with this arbitration provision, apply to any court having jurisdiction over such dispute or controversy and seek interim provisional, injunctive or other equitable relief until the arbitration award is rendered or the controversy is otherwise resolved, or permanent injunctive relief. Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, to obtain interim relief or as otherwise required by law, neither a party nor an arbitrator may disclose the content or results of any arbitration hereunder without the prior written consent of the Company and Executive, other than general statements. The Company shall pay all filing fees in excess of those which would be required if the dispute were decided in a court of law, and shall pay the arbitrator’s fees and any other fees or costs unique to arbitration.

Section 20.       Notices.

(a)           Place of Delivery. Every notice or other communication relating to this Agreement shall be in writing, and shall be mailed to or delivered to the party for whom or which it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided; provided, however, that unless and until some other address be so designated, all notices and communications by Executive to the Company shall be mailed or delivered to the Company at its principal executive office, and all notices and communications by the Company to Executive may be given to Executive personally or may be mailed to Executive at Executive’s last known address, as reflected in the Company’s records.

(b)           Date of Delivery. Any notice so addressed shall be deemed to be given (i) if delivered by hand, on the date of such delivery, (ii) if mailed by courier or by overnight mail, on the first business day following the date of such mailing, and (iii) if mailed by registered or certified mail, on the third business day after the date of such mailing.

Section 21.       Section Headings.

The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof or affect the meaning or interpretation of this Agreement or of any term or provision hereof.

Section 22.       Entire Agreement; Construction.

This Agreement, together with any exhibits attached hereto, constitutes the entire understanding and agreement of the parties hereto regarding the employment of Executive. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings, and agreements between Executive and any member of the Company Group relating to the subject matter of this Agreement. Except as modified by this Agreement (including, without limitation, Section 9(j) hereof), the Restrictive Covenant Agreement, the Incentive Profits Interest Unit Award Agreement by and between GIP III Zephyr Management Partners, L.P. and Executive dated August 31, 2018 and Executive’s participation in the Carry Program (such agreements and program collectively referred to herein as the “Other Programs”), remain in effect in accordance with their terms. In the event of any conflict between the terms of this Agreement and the terms of the Other Programs or any other contract, the terms of this Agreement will control. Every part of this Agreement will be construed simply according to its fair meaning and not strictly for or against any Party.

Section 23.         Indemnification and Insurance.

(a)           In General. The Parties agree that (i) if Executive is made a party, or is threatened to be made a party, to any threatened or actual action, suit or proceeding, whether civil, criminal, administrative, investigative, appellate or other (each, a “Proceeding”) by reason of the fact that he is or was a director, officer, employee, agent, manager, consultant or representative of the Company or CWEN or is or was serving at the, request of the Company or CWEN as a director, officer, member, employee, agent, manager, consultant or representative of another entity or (ii) if any claim, demand, request, investigation, dispute, controversy, threat, discovery request or request for testimony or information (each, a “Claim”) is made, or threatened to be made, that arises out of or relates to Executive’s service in any of the foregoing capacities, then Executive shall promptly be indemnified and held harmless by the Company and CWEN to the fullest extent legally permitted or authorized by the Company’s and CWEN’s certificate of incorporation, bylaws or board resolutions (in each case, as applicable to the Company and CWEN) or, if greater, by the laws of the State of Delaware, against any and all costs, expenses, liabilities and losses (including, without limitation, attorney’s fees, judgments, interest, expenses of investigation, penalties, fines, excise taxes or penalties and amounts paid or to be paid in settlement) incurred or suffered by Executive in connection therewith, and such indemnification shall continue as to Executive even if he has ceased to be a director, member, employee, agent, manager, consultant or representative of the Company or other entity and shall inure to the benefit of Executive’s heirs, executors and administrators. The Company shall advance to Executive all attorneys’ fees, costs and expenses incurred by him in connection with any such Proceeding or Claim within fifteen (15) calendar days after receiving written notice requesting such an advance. Such notice shall include, to the extent required by applicable law, an undertaking by Executive to repay the amount advanced if he is ultimately determined not to be entitled to indemnification against such costs and expenses. Executive shall have the right to select counsel of his choosing.

(b)           Neither the failure of the Company or CWEN (including its board, independent legal counsel or stockholders) to have made a determination in connection with any request for indemnification or advancement under Section 23(a) that Executive has satisfied any applicable standard of conduct nor a determination by the Company or CWEN (including its board, independent legal counsel or stockholders) that Executive has not met any applicable standard of conduct, shall create a presumption that Executive has or has not met an applicable standard of conduct.

(c)           D&O Insurance. For a period of seven (7) years after the conclusion of the Term of Employment, the Company and CWEN will maintain reasonable and customary directors’ and officers’ liability insurance for the benefit of Executive that provides coverage that is no less favorable to Executive than what is provided to active directors, managers and officers of the Company, CWEN and their respective affiliates (and without adverse effect to Executive based on the fact that he is no longer actively providing services to the Company Group).

Section 24.       Survival of Operative Sections.

Upon any termination of Executive’s employment, the provisions of Section 7 through Section 26 of this Agreement (together with any related definitions set forth on Appendix A) shall survive to the extent necessary to give effect to the provisions thereof.

Section 25.       Source of Payments.

Except as otherwise provided in Sections 4(c) and 23 of this Agreement, all compensation, benefits, reimbursements that are paid or provided to Executive hereunder shall be paid or provided at the Company’s sole expense without, direct or indirect, reimbursement, offset or other payment from CWEN.

Section 26.       Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual or facsimile signature.

*         *         *

[Signatures to appear on the following page.]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

CLEARWAY ENERGY GROUP LLC

/s/ Jonathan Bram
By:	Jonathan Bram
Title:	Director

CLEARWAY ENERGY, INC.

/s/ E. Stanley O’Neal
By:	E. Stanley O’Neal
Title:	Director

GIP III ZEPHYR MANAGEMENT PARTNERS, L.P.

(solely with respect to Sections 9(j) and 22)

By: GIP III Zephyr GP, LLC

/s/ Jonathan Bram
By:	Jonathan Bram
Title:	President

GIP III Zephyr Midco Holdings, L.P.

(solely with respect to Sections 9(j) and 22)

By: Global Infrastructure GP III, L.P., its general partner
By: Global Infrastructure Investors III, LLC, its general partner

/s/ Jonathan Bram
By:	Jonathan Bram
Title:	Partner

EXECUTIVE

/s/ Craig Cornelius
Craig Cornelius

[Signature Page to Employment Agreement—Craig Cornelius]

APPENDIX A

Definitions

(a)           “Accrued Obligations” shall mean (i) all accrued but unpaid Base Salary through the date of termination of Executive’s employment, (ii) any unpaid or unreimbursed expenses incurred in accordance with Section 6 hereof, and (iii) any benefits provided under the Company’s employee benefit plans upon a termination of employment, including rights with respect to Company equity (or equity derivatives), in accordance with the terms contained therein.

(b)           “Agreement” shall have the meaning set forth in the preamble hereto.

(c)           “Annual Bonus” shall have the meaning set forth in Section 4(b) hereof.

(d)           “Base Salary” shall mean the salary provided for in Section 4(a).

(e)           “Board” shall mean the governing body of the ultimate parent entity of the Company.

(f)           “Business” shall mean any business activities related to the development or ownership of renewable power generation assets, or any other business activity that is materially competitive with the then current or demonstrably planned business activities of the Company Group.

(g)           “Business Relation” shall mean any current or prospective client, customer, licensee, supplier, or other business relation of the Company Group, or any such relation that was a client, customer, licensee or other business relation within the prior twelve (12) month period, in each case, with whom Executive transacted business or whose identity became known to Executive in connection with his employment hereunder.

(h)           “Cause” shall mean (i) Executive’s act(s) of gross negligence or willful misconduct in the course of Executive’s employment hereunder, (ii) willful failure or refusal by Executive to perform in any material respect his duties or responsibilities (other than by reason of disability or illness), (iii) misappropriation (or attempted misappropriation) by Executive of any assets or business opportunities of the Company or any other member of the Company Group, (iv) embezzlement or fraud committed (or attempted) by Executive, or at his direction, (v) Executive’s conviction of, indictment for, or pleading “guilty” or “ no contest” to, (x) a felony or (y) any other criminal charge that has, or could be reasonably expected to have, an adverse impact on the performance of Executive’s duties to the Company or any other member of the Company Group or otherwise result in material injury to the reputation or business of the Company or any other member of the Company Group, (vi) any material violation by Executive of the policies of the Company, including but not limited to those relating to sexual harassment or business conduct, and those otherwise set forth in the manuals or statements of policy of the Company, or (vii) Executive’s material breach of this Agreement.

(i)           “Carry Program” shall have the meaning set forth in Section 9(j) hereof.

(j)            “CEG Compensation Committee” shall mean the committee of the Board designated to make compensation decisions relating to senior executive officers of the Company.

(k)           “Claim” shall have the meaning set forth in Section 23(a) hereof.

(l)            “Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

(m)          “Company” shall have the meaning set forth in the preamble hereto.

(n)           “Company Group” shall mean the Company together with any of its direct or indirect parents and subsidiaries, including CWEN and its direct and indirect subsidiaries.

(o)           “Company Personnel” shall have the meaning set forth in Section 9(f) hereof.

(p)           “Confidential Information” shall mean all information about the Company Group, the business of each member of the Company Group and the customers and clients of each such member and information that the Company Group has or will develop, acquire, create, compile, discover, or own, that has value in or to the business of the Company Group, or any member thereof, that is not generally known to the public, including, but not limited to, any and all non-public information that relates to the actual or anticipated business and/or products, research, or development of the Company Group, or any member thereof, and the Company Group’s, or any member’s thereof, technical data, trade secrets, and know-how, including, but not limited to, research, product plans, or other information regarding the Company Group’s products or services and markets, customer lists, and customers, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances, and other business information. Confidential Information shall not include an information generally known to and available to the public other than as a result of Executive’s breach of this Agreement. Additionally, for the avoidance of doubt, nothing in this Agreement shall prevent Executive from: (i) discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Executive has reason to believe is unlawful, (ii) discussing or disclosing information with others regarding the terms and conditions of Executive’s employment (including, but not limited to, compensation), or (iii) reporting possible violations of law or regulation with any federal government agency or similar state or local agency, including but not limited to “whistleblower” statutes or other similar provisions that protect such disclosure.

(q)           “CWEN” shall have the meaning set forth in the preamble hereto.

(r)            “CWEN Board” shall have the meaning set forth in Section 2 hereof.

(s)           “CWEN CEO” shall have the meaning set forth in Section 2 hereof.

(t)            “CWEN Compensation Committee” shall mean the committee of the CWEN Board designated to make compensation decisions relating to senior executive officers of CWEN.

(u)           “CWEN LTIP” shall have the meaning set forth in Section 4(c) hereof.

(v)           “Delay Period” shall have the meaning set forth in Section 15 hereof.

(w)          “Development” shall have the meaning set forth in Section 9(c) hereof.

(x)            “Disability” shall mean any physical or mental disability or infirmity of Executive that prevents the performance of Executive’s duties, with or without reasonable accommodation, for a period of (i) ninety (90) consecutive days or (ii) one hundred twenty (120) non-consecutive days during any twelve (12) month period. Any question as to the existence, extent, or potentiality of Executive’s Disability upon which Executive and the Company cannot agree shall be determined by a qualified, independent physician selected by the Company and approved by Executive (which approval shall not be unreasonably withheld, delayed or conditioned). The determination of any such physician shall be final and conclusive for all purposes of this Agreement.

(y)           “Excise Tax” shall have the meaning set forth in Section 8 hereof.

(z)           “Executive” shall have the meaning set forth in the preamble hereto.

(aa)         “GIP Performance Record” shall have the meaning set forth in Section 11 hereof.

 (bb)       “Good Reason” shall mean, without Executive’s consent, (i) a material demotion in Executive’s title, duties, or responsibilities as set forth in Section 3 hereof, including a change in reporting relationship to the Board, (ii) a material reduction in Base Salary set forth in Section 4(a) hereof or Target Annual Bonus opportunity set forth in Section 4(b) hereof (other than pursuant to an across-the-board reduction applicable to all similarly situated executives), (iii) the relocation of Executive’s principal place of employment (as provided in Section 3(c) hereof) more than twenty (20) miles from its current location, or (iv) any other material breach of a provision of this Agreement by the Company (other than a provision that is covered by clause (i), (ii), or (iii) above). Executive acknowledges and agrees that his exclusive remedy in the event of any breach of this Agreement shall be to assert Good Reason pursuant to the terms and conditions of Section 7(f) hereof. Notwithstanding the foregoing, during the Term of Employment, in the event that the Board reasonably believes that Executive may have engaged in conduct that could constitute Cause hereunder, the Board may, in its sole and absolute discretion, suspend Executive from performing his duties hereunder, and in no event shall any such suspension constitute an event pursuant to which Executive may terminate employment with Good Reason or otherwise constitute a breach hereunder; provided, that no such suspension shall alter the Company’s obligations under this Agreement during such period of suspension.

(cc)         “Governmental Entity” shall have the meaning set forth in Section 9(b) hereof.

(dd)        “Interfering Activities” shall mean encouraging, soliciting, or inducing, or in any manner attempting to encourage, solicit, or induce, any Business Relation to cease doing business with or reduce the amount of business conducted with the Company Group, or in any way interfering with the relationship between any such Business Relation and the Company Group.

(ee)         “NRG” means NRG Energy Inc. and its subsidiaries and affiliates.

(ff)          “Other Covenants” shall have the meaning set forth in Section 9(j) hereof.

(gg)        “Other Programs” shall have the meaning set forth in Section 22 hereof.

(hh)        “Parachute Payments” shall have the meaning set forth in Section 8 hereof.

(ii)           “Parties” shall have the meaning set forth in the preamble hereto..

(jj)           “Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust (charitable or non- charitable), unincorporated organization, or other form of business entity.

(kk)         “Post-Termination Restricted Period” shall mean the period commencing on Executive’s termination of employment for any reason and ending on the twelve (12)-month anniversary of such date of termination.

(ll)           “Proceeding” shall have the meaning set forth in Section 23(a) hereof.

(mm)       “PTO” shall have the meaning set forth in Section 5 hereof.

(nn)        “Release Effective Date” shall have the meaning set forth in the Release of Claims.

(oo)        “Release of Claims” shall mean the Release of Claims in substantially the same form attached hereto as Exhibit A (as the same may be revised from time to time by the Company upon the advice of counsel to comply with applicable law).

(pp)        “Severance Benefits” shall have the meaning set forth in Section 7(h) hereof.

(qq)        “Severance Term” shall mean the twelve (12) month period following Executive’s termination by the Company without Cause (other than by reason of Disability) or by Executive with Good Reason.

(rr)          “Target Annual Bonus” shall have the meaning set forth in Section 4(b) hereof.

(ss)         “Target LTIP Award” shall have the meaning set forth in Section 4(c) hereof.

(tt)          “Term of Employment” shall mean the period specified in Section 2 hereof.

(uu)        “Track Record” shall have the meaning set forth in Section 11 hereof.

(vv)        “Transition Date” shall mean the period specified in Section 2 hereof.

Exhibit A

Form of Release of Claims

RELEASE OF CLAIMS

For and in consideration of the Severance Benefits (as defined in my Amended and Restated Employment Agreement, dated as of April 30, 2024, with Clearway Energy Group LLC (the “Company”) (the “Employment Agreement”)), and other good and valuable consideration, I, Craig Cornelius for and on behalf of myself and my heirs, administrators, executors, and assigns, effective the date on which this Release of Claims (this “Release”) becomes effective pursuant to its terms, do fully and forever release, remise, and discharge each of the Company and each of its direct and indirect subsidiaries, direct and indirect parent entities, and affiliates, together with their respective officers, directors, partners, members, shareholders, employees, assigns, and agents (collectively, the “Group”) from any and all claims whatsoever, both known or unknown, up to the date hereof that I had, may have had, or now have against the Group, for or by reason of any matter, cause, or thing whatsoever, including, without limitation, any claim arising out of or attributable to my employment or the termination of my employment with the Company or services for the other members of the Group, whether for tort, breach of express or implied employment contract, intentional infliction of emotional distress, wrongful termination, unjust dismissal, defamation, libel, or slander, or under any federal, state, or local law dealing with discrimination or harassment based on age, race, sex, national origin, handicap, religion, disability, or sexual orientation. This release of claims includes, but is not limited to, all claims arising under, each as amended, the Age Discrimination in Employment Act (“ADEA”), Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Family Medical Leave Act, and the Equal Pay Act, the California Labor Code, the California Fair Employment and Housing Act, the California Private Attorney General Act, the California Business and Professions Code, the California Civil Code, the California Family Rights Act, the California Government Code, the Orders of the California Industrial Welfare Commission, and all other federal, state, and local laws, the common law, and any other purported restriction on an employer’s right to terminate the employment of employees. The release contained herein is intended to be a general release of any and all claims to the fullest extent permissible by law. As used in this Release, the term “claims” will include all claims, covenants, warranties, promises, undertakings, actions, suits, causes of action, obligations, debts, accounts, attorneys’ fees, judgments, losses, and liabilities, of whatsoever kind or nature, in law, in equity, or otherwise. The claims referenced above are hereafter referred to as “Claims.”

Notwithstanding the foregoing general release, I understand that nothing in this Release is intended to unlawfully release or waive any of my rights under any laws or to prevent, impede, or interfere with my ability or right to testify in court under subpoena or court order regarding sexual harassment or criminal conduct by the Company or any of its direct and indirect subsidiaries and affiliates or their agents or employees, or before a state legislature in those regards if my testimony is requested by the legislature.

Nothing in this Release prevents me from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that I have reason to believe is unlawful.

Moreover, nothing in this Release prevents the disclosure of factual information relating to claims of sexual assault, sexual harassment, harassment or discrimination, failure to prevent harassment or discrimination, or retaliation against a person for reporting an act of harassment or discrimination, as those claims are defined under the California Fair Employment and Housing Act, to the extent the claims are filed in a civil or administrative action and to the extent such disclosures are protected by law.

I acknowledge that this Release is a “negotiated” severance agreement as defined under Government Code 12964.5(d)(2).

I acknowledge and agree that as of the date I execute this Release, I have no knowledge of any facts or circumstances that give rise or could give rise to any Claims, including any Claims under any of the laws listed in the preceding paragraph.

By executing this Release, I specifically release all Claims relating to my employment and its termination under ADEA, a United States federal statute that, among other things, prohibits discrimination on the basis of age in employment and employee benefit plans.

Notwithstanding any provision of this Release to the contrary, by executing this Release, I am not releasing (i) any claims relating to my rights under Section 7 or Section 11 of the Employment Agreement, (ii) any claims that cannot be waived by law, or (iii) my right of indemnification as provided by, and in accordance with the terms of, the Company’s by-laws or a Company insurance policy providing such coverage, as any of such may be amended from time to time.

I expressly acknowledge and agree that I –

▪             am able to read the language, and understand the meaning and effect, of this Release;

▪             have no physical or mental impairment of any kind that has interfered with my ability to read and understand the meaning of this Release or its terms, and that I am not acting under the influence of any medication, drug, or chemical of any type in entering into this Release;

▪             am specifically agreeing to the terms of the release contained in this Release because the Company has agreed to pay me the Severance Benefits in consideration for my agreement to accept it in full settlement of all Claims I might have or ever had, and because of my execution of this Release;

▪             acknowledge that, but for my execution of this Release, I would not be entitled to the Severance Benefits;

▪             understand that, by entering into this Release, I do not waive rights or Claims under ADEA that may arise after the date I execute this Release;

▪             had or could have [twenty-one (21)][forty-five (45)]1 days in which to review and consider this Release (the end of such review period, the “Release Expiration Date”), and that if I execute this Release prior to the Release Expiration Date, I have voluntarily and knowingly waived the remainder of such review period;

▪             have not relied upon any representation or statement not set forth in this Release or my Employment Agreement made by the Company or any of its representatives;

▪             was advised to consult with an attorney regarding the terms and effect of this Release; and

▪             have signed this Release knowingly and voluntarily.

I specifically waive all rights under California Civil Code Section 1542, which states, “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.” I acknowledge that I may later discover claims or facts in addition to or different from those which I now know or believe to exist with regards to the subject matter of this Release, and which, if known or suspected at the time of executing this Release, may have materially affected its terms. Nevertheless, I waive any and all Claims that might arise as a result of such different or additional claims or facts.

I represent and warrant that I have not previously filed, and to the maximum extent permitted by law agree that I will not file, a complaint, charge, or lawsuit against any member of the Group regarding any of the Claims released herein. If, notwithstanding this representation and warranty, I have filed or file such a complaint, charge, or lawsuit, I agree that I shall cause such complaint, charge, or lawsuit to be dismissed with prejudice and shall pay any and all costs required in obtaining dismissal of such complaint, charge, or lawsuit, including without limitation the attorneys’ fees of any member of the Group against whom I have filed such a complaint, charge, or lawsuit. This paragraph shall not apply, however, to a Claim of age discrimination under ADEA or to any non-waivable right to file a charge with the United States Equal Employment Opportunity Commission (the “EEOC”); provided, however, that if the EEOC were to pursue any claims relating to my employment with Company, I agree that I shall not be entitled to recover any monetary damages or any other remedies or benefits as a result and that this Release and the Severance Benefits will control as the exclusive remedy and full settlement of all such Claims by me.

Nothing in this Release shall prohibit or impede me from communicating, cooperating or filing a complaint with any Governmental Entity with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise making disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation; provided, that in each case such communications and disclosures are consistent with applicable law. I understand and acknowledge that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (1) in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (2) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. I understand and acknowledge further that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order. Except as otherwise provided in this paragraph or under applicable law, under no circumstance am I authorized to disclose any information covered by the Company’s attorney-client privilege or attorney work product, or the Company’s trade secrets, without the prior written consent of the Company’s General Counsel or other officer designated by the Company. I do not need the prior authorization of (or to give notice to) any member of the Company Group regarding any communication, disclosure, or activity permitted by this paragraph.

1 To be selected based on whether applicable termination was “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967).

Notwithstanding anything contained herein to the contrary, this Release will not become effective or enforceable prior to the expiration of the period of seven (7) calendar days following the date of its execution by me (the “Revocation Period”), during which time I may revoke my acceptance of this Release by notifying the Company and the Board, in writing, delivered to the Company at its principal executive office, marked for the attention of its General Counsel and Lead Director. To be effective, such revocation must be received by the Company no later than 11:59 p.m. on the seventh (7th) calendar day following the execution of this Release. Provided that the Release is executed and I do not revoke it during the Revocation Period, the eighth (8th) day following the date on which this Release is executed shall be its effective date (the “Release Effective Date”). I acknowledge and agree that if I revoke this Release during the Revocation Period, this Release will be null and void and of no effect, and neither the Company nor any other member of the Company Group will have any obligations to pay me the Severance Benefits.

The provisions of this Release shall be binding upon my heirs, executors, administrators, legal personal representatives, and assigns. If any provision of this Release shall be held by any court of competent jurisdiction to be illegal, void, or unenforceable, such provision shall be of no force or effect. The illegality or unenforceability of such provision, however, shall have no effect upon and shall not impair the enforceability of any other provision of this Release.

EXCEPT WHERE PREEMPTED BY FEDERAL LAW, THIS RELEASE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH FEDERAL LAW AND THE LAWS OF THE STATE OF CALIFORNIA, APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN THAT STATE WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAWS. I HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY SUIT, ACTION, OR PROCEEDING UNDER OR IN CONNECTION WITH THIS RELEASE.

Capitalized terms used, but not defined herein, shall have the meanings ascribed to such terms in the Employment Agreement.

Craig Cornelius
Date:

Exhibit B

California Labor Code Sections 2870, 2871 and 2872

SECTION 2870

(a)            Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)            Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2)            Result from any work performed by the employee for the employer.

(b)            To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

SECTION 2871

No employer shall require a provision made void and unenforceable by Section 2870 as a condition of employment or continued employment. Nothing in this article shall be construed to forbid or restrict the right of an employer to provide in contracts of employment for disclosure, provided that any such disclosures be received in confidence, of all of the employee’s inventions made solely or jointly with others during the term of his or her employment, a review process by the employer to determine such issues as may arise, and for full title to certain patents and inventions to be in the United States, as required by contracts between the employer and the United States or any of its agencies.

SECTION 2872

If an employment agreement entered into after January 1, 1980 contains a provision requiring the employee to assign or offer to assign any of his or her rights in any invention to his or her employer, the employer must also, at the time the agreement is made, provide a written notification to the employee that the agreement does not apply to an invention which qualifies fully under the provisions of Section 2870. In any suit or action arising thereunder, the burden of proof shall be on the employee claiming the benefits of its provisions.

Exhibit C

Forms of Award Agreement for initial RSU and RPSU Awards

[See attached]

CLEARWAY ENERGY, INC.

NOTICE OF RESTRICTED STOCK UNIT GRANT

CRAIG CORNELIUS

Congratulations on your selection as a Participant under the Clearway Energy, Inc. Amended and Restated 2013 Equity Incentive Plan1 (the “Plan”). You have been chosen to receive Restricted Stock Units (“RSUs”) under the Plan. This Notice of Restricted Stock Unit Grant (the “Grant Notice”) and the attached Restricted Stock Unit Agreement (collectively referred to as this “Agreement”) constitute an agreement between you and Clearway Energy, Inc. (the “Company”) pursuant to Section 8 of the Plan. In the event of any inconsistency between the terms of this Agreement and the terms of the Plan, the Plan’s terms shall supersede and replace the conflicting terms of this Agreement. Capitalized terms used but not defined in this Agreement shall have the meaning assigned to them in the Plan. You are sometimes referred to as the “Participant” in this Agreement.

RSUs are hereby granted as follows to Craig Cornelius:

Date of Grant:	July 1, 2024

Vesting Commencement Date:	Date of Grant

Vesting Period:	Please refer to Section 2 of this Agreement

Total Number of RSUs:	#,###

Subject to Section 8 of this Agreement, if your employment by, or service to, the Company or an Affiliate thereof is terminated at any time during the Vesting Period, any unvested portion of this Award shall expire and be forfeited, and you will not be entitled to any Class C Common Stock underlying the RSUs or any dividend equivalents that may have accrued with respect thereto.

If you disagree with any of the terms of this Award or choose not to accept this Award, please contact Shannon Reznick at 281-906-0827 within 45 days of the Date of Grant. Otherwise, you will be deemed to have accepted this Award under the terms and conditions set forth in this Agreement and the Plan.

1 As amended and restated on January 1, 2024.

CLEARWAY ENERGY, INC.

RESTRICTED STOCK UNIT AGREEMENT

This Restricted Stock Unit Agreement, dated as of the Date of Grant set forth in the Notice of Restricted Stock Unit Grant (the “Grant Notice,” and together with this Restricted Stock Unit Agreement, this “Agreement”) to which this Agreement is attached, is made between Clearway Energy, Inc. (the “Company”) and the Participant, as set forth in the Grant Notice. The Grant Notice is included in, and made part of, this Agreement.

1.	Grant of RSUs

Subject to the provisions of this Agreement and the provisions of the Clearway Energy, Inc. Amended and Restated 2013 Equity Incentive Plan (the “Plan”), the Company hereby grants to the Participant the number of Restricted Stock Units (“RSUs”) set forth in the Grant Notice, each of which will have a value equivalent to one (1) share of the Company’s Class C Common Stock.

2.	Vesting Schedule

Provided that you have been continuously employed by the Company or its Affiliate during the vesting period, the RSUs will vest one-third each year beginning on the first anniversary of the Date of Grant. For the avoidance of doubt, the vesting period for the second and third portions of the RSUs begins when the previous one-third portion of the RSUs has completed vesting.

3.	Conversion of RSUs and Issuance of Shares

As soon as reasonably practicable following vesting of the RSUs contemplated by Section 2, but in no event later than sixty (60) days thereafter, subject to satisfaction of applicable tax withholding obligations in accordance with Section 12(g), the Company shall cause to be paid to the Participant one (1) share of the Company’s Class C Common Stock for each RSU that vests on such vesting date. Notwithstanding the foregoing, if the Participant incurs a Termination of Service as described in Section 8 under circumstances where accelerated vesting (in whole or in part) of the Award applies, then such payment shall be made within sixty (60) days after the vesting date described in the applicable subsection of Section 8, subject to the following paragraph and satisfaction of applicable tax withholding obligations in accordance with Section 12(g).

Notwithstanding the foregoing provisions of this Section 3 to the contrary, if at the time of the Participant’s “separation from service” within the meaning of Code Section 409A, the Participant is a “specified employee” within the meaning of Code Section 409A, then any payment hereunder that constitutes a “deferral of compensation” under Code Section 409A and that would otherwise become due on account of such separation from service shall be delayed, and payment shall be made in full upon the earlier of (a) a date during the thirty (30) day period commencing six (6) months and one (1) day following such separation from service and (b) the date of the Participant’s death.

4.	Dividend Equivalent Rights

Cash dividends on shares of Class C Common Stock issuable hereunder shall be credited to a dividend book entry account on behalf of the Participant with respect to the RSUs granted hereunder; provided that such cash dividends shall be deemed to be reinvested in shares of Class C Common Stock immediately following the time declared at the then Fair Market Value of the Class C Common Stock. Such reinvested cash dividends shall be recorded for book entry purposes as additional RSUs that are subject to this Award, the number of which shall correlate to the number of deemed shares of Class C Common Stock described in the preceding sentence. Such additional RSUs shall vest and be paid to the same extent and at the same times that the Class C Common Stock underlying the RSUs vest and are delivered to the Participant in accordance with the provisions hereof. Subject to Section 20 of the Plan, stock dividends on shares of Class C Common Stock issuable hereunder shall be credited to a dividend book entry account as additional RSUs on behalf of the Participant with respect to the RSUs granted hereunder; provided that such additional RSUs shall vest and be paid to the same extent and at the same times that the shares of Class C Common Stock underlying the RSUs vest and are delivered to the Participant in accordance with the provisions hereof. Notwithstanding the foregoing, in the event that there are insufficient shares of Class C Common Stock available in the Plan to settle the accrued dividend book entry account in shares of Class C Common Stock, such accrued book entry account shall be settled in cash in an amount equal to the Fair Market Value of such shares of Class C Common Stock at the time of settlement. Except as otherwise provided herein, the Participant shall have no rights as a stockholder with respect to any shares of Class C Common Stock underlying the RSUs granted hereunder unless and until the Participant has become the holder of record of such shares.

5.	Transfer of RSUs

Unless otherwise permitted by the Committee or Section 16 of the Plan, no award or right granted hereunder may be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than pursuant to a will or the laws of descent and distribution. Any attempted disposition in violation of this Section 5 and Section 16 of the Plan shall be void.

6.	Status of Participant

The Participant shall not be, and, except as otherwise provided herein, shall not have rights as, a stockholder of the Company with respect to any of the shares of Class C Common Stock subject to, or underlying, this Award, unless such shares have been issued and delivered to the Participant pursuant to the terms of this Agreement. The Company shall not be required to issue or transfer any certificates for shares of Class C Common Stock, unless such shares are duly listed on a securities exchange on which the Class C Common Stock may then be listed and until all applicable requirements of law have been complied with.

7.	No Effect on Capital Structure

No award or right granted hereunder shall affect the right of the Company or any Subsidiary to reclassify, recapitalize or otherwise change its capital or debt structure or to merge, consolidate, convey any or all of its assets, dissolve, liquidate, windup, or otherwise reorganize.

8.	Expiration and Forfeiture of Award

This Award shall vest and be paid, as applicable and/or expire in the circumstances described in this Section 8. As used herein, “Termination of Service” means termination of a Participant’s employment by, or service to, the Company, including any of its Affiliates.

(a)	Death

Upon a Termination of Service by reason of the Participant’s death, the unvested portion of the Award shall vest in full automatically and be paid to the Participant's legal representatives, heirs, legatees, or distributees in accordance with the second sentence of Section 3.

(b)	Retirement

Upon a Termination of Service as a result of the Participant terminating his or her employment due to Retirement, the unvested portion of the Award shall be deemed to continue to vest according to the vesting schedule described in Section 2 and shall be paid to the Participant in accordance with the first sentence of Section 3; provided that such Retirement occurs (i) more than twelve (12) months following the Date of Grant and (ii) at a time when the Participant is not being evaluated by the Company or an Affiliate thereof in connection with any potential involuntary Termination of Service due to Cause.

(c)	Disability

Upon the occurrence of the Participant’s Disability, the unvested portion of the Award shall vest in full automatically and be paid to the Participant in accordance with the second sentence of Section 3. For purposes of this Agreement, “Disability” means the Participant being unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.

(d)	Change in Control

Notwithstanding anything in this Section 8 to the contrary, upon a Termination of Service as a result of the Company terminating the Participant’s employment without Cause or Participant’s resignation for Good Reason in connection with a Change in Control, the unvested portion of the Award shall vest in full automatically upon the later of such Change in Control or such termination of employment and be paid to the Participant in accordance with the second sentence of Section 3. The Company’s termination of the Participant’s employment or Participant’s resignation for Good Reason shall be treated as being in connection with a Change in Control only if such termination occurs during the period beginning six (6) months prior to the Change in Control and ending twenty-four (24) months following the Change in Control.

“Good Reason” has the meaning ascribed to such term in the Amended and Restated Employment Agreement by and among the Participant, the Company and certain other parties thereto, dated as of April 30, 2024 (as amended from time to time).

(e)	Termination of Service other than as a result of Death, Retirement, or Change in Control

Upon a Termination of Service by any reason other than death, Retirement, or Change in Control, including, without limitation, as a result of retirement that does not meet the requirements set forth in the definition of Retirement under the Plan, voluntary resignation (other than pursuant to a Retirement as defined in the Plan other than for Good Reason in connection with a Change in Control) or termination for Cause, any unvested portion of this Award (and any award or right related thereto) shall expire and be forfeited and no additional portion of the Award shall be paid.

(f)	Clawback as a result of misconduct, etc.

Unless otherwise determined by the Committee, (i) if the Company is required to prepare a material restatement of its financial statements, and the Committee (A) determines that the Participant knowingly engaged in the misconduct, was grossly negligent with respect to such misconduct, or acted knowingly or with gross negligence in failing to prevent the misconduct, or (B) concludes that the Participant engaged in willful fraud, embezzlement or other similar activity (including acts of omission) materially detrimental to the Company, or (ii) if the Company is required to prepare a restatement of its financial statements due to the Company’s noncompliance with any financial reporting requirement under the securities laws, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, then, in each case, the Participant (or the Participant’s beneficiary) shall, as required by the Company or pursuant to its applicable policies or as required under applicable law, reimburse the Company for all or any portion of this Award, and/or forfeit the proceeds of any sale (including any sales to the Company) of any Company securities acquired by or on behalf of the Participant (or the Participant’s beneficiary) pursuant to the Award paid under this Agreement.

9.	Committee Authority

Any question concerning the interpretation of this Agreement, any adjustments required to be made under the Plan, and any controversy that may arise under the Plan or this Agreement shall be determined by the Committee in its sole discretion. Any decisions by the Committee regarding the Plan or this Agreement shall be final and binding.

10.	Plan Controls

The terms of this Agreement are governed by the terms of the Plan, as it exists on the Date of Grant and as the Plan may be amended from time to time thereafter. In the event of any conflict between the provisions of this Agreement and the provisions of the Plan, the terms of the Plan shall control.

11.	Limitation on Rights; No Right to Future Grants

By entering into this Agreement, the Participant acknowledges that: (a) the Plan is discretionary and may be modified, suspended or terminated by the Company at any time, as provided in the Plan; provided that, except as provided in Section 22 of the Plan, no amendment to this Agreement shall adversely affect in a material manner the Participant’s rights hereunder without his or her written consent; (b) the grant of the Award hereunder is a one-time benefit and does not create any contractual or other right to receive future grants of Awards or benefits in lieu of Awards; (c) all determinations with respect to any such future grants, including, but not limited to, the times when Awards will be granted, the number of shares subject to each Award, the Award price, if any, and the time or times when each Award will be settled, will be at the sole discretion of the Company; (d) participation in the Plan is voluntary; (e) the value of an Award is an extraordinary item that is outside the scope of the Participant’s employment contract, if any, unless expressly provided for in any such employment contract; (f) an Award is not part of normal or expected compensation for any purpose, including, without limitation, for calculating any benefits, severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments, and the Participant will have no entitlement to compensation or damages as a consequence of any forfeiture pursuant to Section 8; (g) the future value of the Class C Common Stock subject to the Award is unknown and cannot be predicted with certainty; (h) neither the Plan, the Award nor the issuance of the shares underlying the Award confers upon the Participant any right to continue in the employ or service of (or any other relationship with) the Company or any Affiliate, nor do they limit in any respect the right of the Company or any Affiliate to terminate the Participant’s employment or other relationship with the Company or any Affiliate, as the case may be, at any time with or without Cause; and (i) the grant of the Award will not be interpreted to form an employment relationship with the Company or any Affiliate; and furthermore, the grant of the Award will not be interpreted to form an employment contract with the Company or any Affiliate.

12.	General Provisions

(a)	Notice

Whenever any notice is required or permitted hereunder, such notice must be in writing and delivered in person or by mail (to the address set forth below if notice is being delivered to the Company) or electronically. Any notice delivered in person or by mail shall be deemed to be delivered on the date on which it is personally delivered, or, whether actually received or not, on the third business day after it is deposited in the United States mail, certified or registered, postage prepaid, addressed to the person who is to receive it at the address set forth in this Agreement. Any notices delivered electronically shall be deemed to be delivered when transmitted and receipt is confirmed. Notices delivered to the Participant in person or by mail shall be addressed to the address for the Participant in the records of the Company. Notices delivered to the Company in person or by mail shall be addressed as follows:

Company:	Clearway Energy, Inc.
Attn: EVP, General Counsel & Corporate Secretary
300 Carnegie Center, Suite 300
Princeton, NJ 08450

The Company or the Participant may change, by written notice to the other, the address previously specified for receiving notices.

(b)	No Waiver

No waiver of any provision of this Agreement will be valid unless in writing and signed by the person against whom such waiver is sought to be enforced, nor will failure to enforce any right under this Agreement constitute a continuing waiver of the same or a waiver of any other right hereunder.

(c)	Undertaking

The Participant hereby agrees to take whatever additional action, and execute whatever additional documents, the Company may deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on either the Participant or the Award pursuant to the express provisions of this Agreement.

(d)	Entire Contract

This Agreement and the Plan constitute the entire contract between the parties hereto with regard to the subject matter hereof. This Agreement is made pursuant to the provisions of the Plan and will in all respects be construed in conformity with the express terms and provisions of the Plan.

(e)	Successors and Assigns

The provisions of this Agreement shall inure to the benefit of, and be binding on, the Company and its successors and assigns and the Participant and the Participant's legal representatives, heirs, legatees, distributees, assigns and transferees by operation of law.

(f)	Securities Law Compliance

The Company currently has an effective registration statement on file with the Securities and Exchange Commission with respect to the shares of Class C Common Stock underlying the RSUs awarded under this Agreement. The Company intends to maintain this registration statement but has no obligation to the Participant to do so. If the registration statement ceases to be effective, the Participant may not be able to transfer or sell any shares of Class C Common Stock that are issued pursuant to the Award, unless exemptions from registration under applicable securities laws are available. Such exemptions from registration are very limited and might be unavailable. The Participant agrees that any resale of the shares of Class C Common Stock issued pursuant to the Award shall comply in all respects with the requirements of all applicable securities laws, rules and regulations (including, without limitation, the provisions of the Securities Act of 1933, the Securities Exchange Act of 1934 and the respective rules and regulations promulgated thereunder) and any other law, rule or regulation applicable thereto, as such laws, rules and regulations may be amended from time to time. The Company shall not be obligated to either issue shares of Class C Common Stock or permit the resale of any such shares if such issuance or resale would violate any such requirements.

(g)	Taxes

The Participant acknowledges that the removal of restrictions with respect to an Award will give rise to a withholding tax liability, and that no shares of Class C Common Stock are issuable hereunder until such withholding obligation is satisfied in full. The Participant agrees to remit to the Company the amount of any taxes required to be withheld. The Committee, in its sole discretion, may permit the Participant to satisfy all or part of such tax obligation by (i) withholding the number of shares of Class C Common Stock otherwise issuable to the Participant hereunder and/or (ii) the Participant transferring to the Company unrestricted shares of Class C Common Stock previously owned by the Participant for at least six (6) months prior to the vesting of the Award hereunder that have a Fair Market Value equal to the amount of the withholding to be credited. Such value shall be based on the Fair Market Value of the Class C Common Stock as of the date the amount of tax to be withheld is determined.

(h)	Confidentiality

As partial consideration for the granting of this Award, the Participant agrees that he or she will keep confidential all information and knowledge that the Participant has relating to the manner and amount of his or her participation in the Plan; provided, however, that such information may be disclosed as required by law and may be given in confidence to the Participant’s spouse, tax and financial advisors, or to a financial institution to the extent that such information is necessary to obtain a loan.

(i)	Governing Law

Except as may otherwise be provided in the Plan, the provisions of this Agreement shall be governed by the laws of the State of Delaware without giving effect to principles of conflicts of law.

(j)	Code Section 409A Compliance

The Award hereunder is intended to be exempt from, or compliant with, Code Section 409A and, in construing any ambiguity regarding a matter hereunder that bears upon its exemption from, or compliance with, Code Section 409A, this Agreement and the Plan shall, to the extent possible, be construed in accordance with such intent. To the extent that the Committee determines that the Award hereunder is subject to Code Section 409A and fails to comply with the requirements of such Section, notwithstanding anything to the contrary contained in the Plan or in this Agreement, the Committee reserves the right to amend, restructure, terminate or replace this Award in order to cause the Award to either be exempt from Code Section 409A or compliant with the applicable provisions of such Section.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been executed as of the Date of Grant.

CLEARWAY ENERGY, INC.

Name:	Kevin Malcarney

Title:	EVP, General Counsel & Corporate Secretary

CLEARWAY ENERGY, INC.

NOTICE OF RELATIVE PERFORMANCE STOCK UNIT GRANT

CRAIG CORNELIUS

Congratulations on your selection as a Participant under the Clearway Energy, Inc. Amended and Restated 2013 Equity Incentive Plan1 (the “Plan”). You have been chosen to receive Relative Performance Stock Units (“RPSUs”) under the Plan. This Notice of Relative Performance Stock Unit Grant (the “Grant Notice”) and the attached Relative Performance Stock Unit Agreement (collectively referred to as this “Agreement”) constitute an agreement between you and Clearway Energy, Inc. (the “Company”) pursuant to Section 9 of the Plan. In the event of any inconsistency between the terms of this Agreement and the terms of the Plan, the Plan’s terms shall supersede and replace the conflicting terms of this Agreement. Capitalized terms used but not defined in this Agreement shall have the meaning assigned to them in the Plan. You are sometimes referred to as the “Participant” in this Agreement.

RPSUs are hereby granted as follows to Craig Cornelius:

Date of Grant:	July 1, 2024

Performance Period:	April 30, 2024 through December 31, 2026

Restricted Period:	July 1, 2024 through April 14, 2027

Target Award:	#,###

Final Award:	Target Award multiplied by “Payout Percentage” based on the Company’s total shareholder return relative to total shareholder return of peer group members, as set forth in this Agreement.

Payment of the Final Award shall be made in Clearway Energy, Inc. Class C Common Stock and shall be made no earlier than April 15, 2027 and no later than June 30, 2027, subject to the terms and conditions of this Agreement.

Subject to Section 8 of this Agreement, if your employment by, or service to, the Company or an Affiliate thereof is terminated at any time during the Restricted Period, any award or right granted hereunder shall expire and be forfeited, and no Final Award or dividend equivalent related thereto shall be paid.

If you disagree with any of the terms of this Award or choose not to accept this Award, please contact Shannon Reznick at 281-906-0827 within 45 days of the Date of Grant. Otherwise, you will be deemed to have accepted this Award under the terms and conditions set forth in this Agreement and the Plan.

1 As amended and restated on January 1, 2024.

CLEARWAY ENERGY, INC.

RELATIVE PERFORMANCE STOCK UNIT AGREEMENT

This Relative Performance Stock Unit Agreement, dated as of the Date of Grant set forth in the Notice of Relative Performance Stock Unit Grant (the “Grant Notice,” and together with this Relative Performance Stock Unit Agreement, this “Agreement”) to which this Agreement is attached, is made between Clearway Energy, Inc. (the “Company”) and the Participant, as set forth in the Grant Notice. The Grant Notice is included in, and made part of, this Agreement.

1.	Performance Criteria and Award Determination

(a)	General - Award Determination

Subject to the provisions of this Agreement and the provisions of the Clearway Energy, Inc. Amended and Restated 2013 Equity Incentive Plan (the “Plan”), the Company hereby grants to the Participant the number of Relative Performance Stock Units (“RPSUs”), set forth in the Grant Notice (“Target Award”), each of which will have a value equivalent to one (1) share of the Company’s Class C Common Stock.

At the end of the Restricted Period, the Participant shall be entitled to receive a payment, payable in shares of the Company’s Class C Common Stock, equal to the Target Award times a “Payout Percentage” (the “Final Award”). The “Payout Percentage” is based on the achievement of the performance criteria set forth in Section 1(b) of this Agreement, as determined and certified in writing by the Committee.

(b)	Performance Criteria and Relative TSR Comparison

Except as provided in Section 8 of this Agreement, a “Payout Percentage” is used to determine the Final Award under this Agreement. Subject to Section 1(c) of this Agreement, the “Payout Percentage” shall be based upon the Company’s total shareholder return (“TSR”) percentile ranking, as determined pursuant to Section 2 of this Agreement, and the Company’s TSR percentile ranking relative to “Chart A” below, where interpolation shall be used to determine the Company’s percentile ranking, in each case during the Performance Period, as described in Section 2(b).

Chart A
TSR Performance Relative to Companies in the Peer Group	Payout Percentage (% of Target)
75th Percentile or Above	150%
50th Percentile – TARGET	100%
25th Percentile	25%
Below the 25th Percentile	0%

(c)	Relative TSR Comparison if absolute TSR of Company is less than negative 20%

Notwithstanding the foregoing, if the Company’s absolute TSR for the Performance Period is less than negative twenty percent (-20%), the Final Award will be based on the following chart.

Chart B
TSR Performance Relative to Companies in Peer Group	Payout Percentage (% of Target)
75th Percentile or Above	150%
60th Percentile – TARGET	100%
25th Percentile	25%
Below the 25th Percentile	0%

2.	Measuring Performance and relative TSR Ranking

(a)	Performance Measure and RPSUs

For purposes of determining the Final Award, as soon as practicable after the completion of the Performance Period, (i) the TSRs of the Company and each of the companies and/or indices set forth on Exhibit A, which comprise the peer group for purposes of this Agreement (each company or index is referred to as a “Peer Group Member”), shall be calculated pursuant to Section 2(d) and (ii) the relative ranking of the Company’s TSR for the Performance Period, as compared to the TSR for each Peer Group Member for the Performance Period, shall be determined and expressed as a percentile ranking as described in Section 2(b).

(b)	TSR Percentile Ranking

The Company’s TSR percentile ranking is based on the TSR achieved with respect to the Company, inclusive of dividends paid, relative to the TSR during the Performance Period, inclusive of dividends paid, achieved by each of the Peer Group Members, in each case during the Performance Period.

The Company’s TSR percentile ranking shall be determined as follows: the TSR percentile ranking shall be determined by ranking each Peer Group Member (excluding the Company) from the highest TSR to the lowest TSR. The Peer Group Member ranked highest will be assigned the one hundred percentile (100%) rank and the Peer Group Member ranked lowest will be assigned the zero percentile (0%) rank. Each Peer Group Member ranked in between will be assigned a percentile equal to one hundred divided by n minus one (100/(n-1)), plus the percentile assigned to the Peer Group Member ranked directly below it, where “n” is the total number of companies in the Peer Group. The Company’s TSR percentile ranking is then interpolated based on the Company’s TSR.

i.	In the event a bankruptcy proceeding is commenced during the Performance Period with respect to any Peer Group Member, or if at any time during the Performance Period a Peer Group Member is liquidated, such company shall be treated as having a TSR of negative one hundred (-100%) for the Performance Period for purposes of TSR percentile ranking.

ii.	In the event that a merger, acquisition or business combination of a Peer Group Member by or with another Peer Group Member is consummated during the Performance Period, then the entity that survives as a result of such merger, acquisition, or business combination will be considered a Peer Group Member for purposes of TSR percentile ranking for the Performance Period.

iii.	In the event that a merger, acquisition or business combination of a Peer Group Member by or with an entity that is not a Peer Group Member is consummated during the Performance Period, and such Peer Group Member is the entity that survives as a result of such merger, acquisition, or business combination, then such Peer Group Member will continue to be considered a Peer Group Member for purposes of TSR percentile ranking for the Performance Period.

iv.	In the event that (A) a Peer Group Member ceases to be a publicly-traded company, or (B) a merger, acquisition or business combination of a Peer Group Member by or with an entity that is not a Peer Group Member is consummated during the Performance Period, and such Peer Group Member is not the entity that survives as a result of such merger, acquisition, or business combination, then such Peer Group Member shall be removed and treated as if it had never been in the peer group for purposes of TSR percentile ranking for the Performance Period.

(c)	Performance Period

The Performance Period, for purposes of this Agreement, shall be determined by the Committee and shall be the period set forth in the Grant Notice.

(d)	Performance Goal and TSR

For purposes of this Agreement, TSR for the Company and each of the Peer Group Members shall be measured by dividing (i) the difference between (A) the sum of the average closing price of a share of such company’s common stock on the principal exchange on which such stock trades for the twenty (20) trading days occurring immediately prior to and including the first day of the Performance Period plus the value of dividends declared on the common stock of such company that are reinvested on an ex-dividend date (“Reinvested Dividends”) occurring during the period described above (the “Beginning Average Value”), and (B) the sum of the average closing price of a share of such stock on the principal exchange on which such stock trades for the twenty (20) trading days immediately prior to and including the last day of the Performance Period plus the value of any Reinvested Dividends during the period commencing after the end of the period described in Clause (A) above and ending and ending at the close of the Performance Period (the “Ending Average Value”) (appropriately adjusted for any stock dividend, stock split, spin-off, merger or other similar corporate events affecting such stock), by (ii) the Beginning Average Value.

For the avoidance of doubt, it is intended that the foregoing calculation of TSR shall take into account not only the reinvestment of dividends in a share of common stock of the Company or any Peer Group Member, as applicable, but also capital appreciation or depreciation in the shares deemed acquired by such reinvestment. All determinations under this Section 2(d) shall be made by the Committee.

Illustration of formula described above
Total Shareholder Return	=	Ending Average Value – Beginning Average Value Beginning Average Value

3.	Settlement of Final Award

As soon as reasonably practicable following the Restricted Period and the completion of all determinations and certifications contemplated by Sections 1 and 2, but in any event during the period commencing on April 15 and ending no later than June 30 of the year following the year in which the Performance Period ends, subject to satisfaction of applicable tax withholding obligations in accordance with Section 12(g), the Company shall cause to be paid to the Participant the number of shares of the Company’s Class C Common Stock equal to the number of RPSUs representing the Final Award, as determined under Section 1 of this Agreement. Notwithstanding the foregoing, if the Participant incurs a Termination of Service as described in Section 8 under circumstances where the Final Award, if any, is determined and becomes payable prior to the close of the Restricted Period, then such payment shall be made within sixty (60) days after the date a Final Award, if any, is determined or becomes payable, as described in the applicable subsection of Section 8, subject to the following paragraph and satisfaction of applicable tax withholding obligations in accordance with Section 12(g).

Notwithstanding the foregoing provisions of this Section 3 to the contrary, if at the time of the Participant’s separation from service within the meaning of Code Section 409A, the Participant is a “specified employee” within the meaning of Code Section 409A, then any payment hereunder that constitutes a “deferral of compensation” under Code Section 409A and that would otherwise become due on account of such separation from service shall be delayed, and payment shall be made in full upon the earlier of (a) a date during the thirty (30) day period commencing six (6) months and one (1) day following such separation from service and (b) the date of the Participant’s death.

4.	Dividend Equivalent Rights

Cash dividends on shares of Class C Common Stock issuable hereunder shall be credited to a dividend book entry account on behalf of the Participant with respect to the RPSUs granted hereunder; provided that such cash dividends shall be deemed to be reinvested in shares of Class C Common Stock immediately following the time declared at the then Fair Market Value of the Class C Common Stock. Such reinvested cash dividends shall be recorded for book entry purposes as additional RPSUs that are subject to this Award, the number of which shall correlate to the number of deemed shares of Class C Common Stock described in the preceding sentence. Such additional RPSUs shall vest and be paid to the same extent and at the same times that the Class C Common Stock underlying the Final Award vest and are delivered to the Participant in accordance with the provisions hereof. Subject to Section 20 of the Plan, stock dividends on shares of Class C Common Stock issuable hereunder shall be credited to a dividend book entry account on behalf of the Participant with respect to the RPSUs granted hereunder. Subject to Section 20 of the Plan, such stock dividends shall be recorded for book entry purposes as additional RPSUs that are subject to this Award, the number of which shall be based on the number of additional shares of Class C Common Stock that relate to this Award as a result of the stock dividend described in the preceding sentence. Such additional RPSUs shall vest and be paid to the same extent and at the same times that the Class C Common Stock underlying the Final Award vest and are delivered to the Participant in accordance with the provisions hereof. Notwithstanding the foregoing, in the event that there are insufficient shares of Class C Common Stock available in the Plan to settle the accrued dividend book entry account in shares of Class C Common Stock, such accrued book entry account shall be settled in cash in an amount equal to the Fair Market Value of such shares of Class C Common Stock at the time of settlement. Except as otherwise provided herein, the Participant shall have no rights as a stockholder with respect to any shares of Class C Common Stock underlying the RPSUs granted hereunder unless and until the Participant has become the holder of record of such shares.

5.	Transfer of RPSUs

Unless otherwise permitted by the Committee or Section 16 of the Plan, no award or right granted hereunder may be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than pursuant to a will or the laws of descent and distribution. Any attempted disposition in violation of this Section 5 and Section 16 of the Plan shall be void.

6.	Status of Participant

The Participant shall not be, and, except as otherwise provided herein, shall not have rights as, a stockholder of the Company with respect to any of the shares of Class C Common Stock subject to, or underlying, the Target Award or Final Award, unless such shares have been issued and delivered to the Participant pursuant to the terms of this Agreement. The Company shall not be required to issue or transfer any certificates for shares of Class C Common Stock, unless such shares are duly listed on a securities exchange on which the Class C Common Stock may then be listed and until all applicable requirements of law have been complied with.

7.	No Effect on Capital Structure

No award or right granted hereunder shall affect the right of the Company or any Subsidiary to reclassify, recapitalize or otherwise change its capital or debt structure or to merge, consolidate, convey any or all of its assets, dissolve, liquidate, windup, or otherwise reorganize.

8.	Expiration and Forfeiture of Award

The Final Award, if any, shall vest and be paid, as applicable, and/or expire in the circumstances described in this Section 8. As used herein, “Termination of Service” means termination of a Participant’s employment by, or service to, the Company, including any of its Affiliates.

(a)	Death

Upon a Termination of Service during the Restricted Period by reason of the Participant’s death, a Final Award equal to one hundred percent (100%) of the Target Award shall vest automatically and be paid to the Participant’s legal representatives, heirs, legatees, or distributees in accordance with the second sentence of Section 3.

(b)	Retirement

Upon a Termination of Service during the Restricted Period as a result of the Participant terminating his or her employment due to Retirement, the Participant shall continue to be eligible to receive a Final Award, if any, as though the Participant was continuously employed by the Company throughout the Restricted Period; provided that such Retirement occurs (i) more than twelve (12) months following the Date of Grant and (ii) at a time when the Participant is not being evaluated by the Company or an Affiliate thereof in connection with any potential involuntary Termination of Service due to Cause, in which case the Final Award, if any, shall be determined in accordance with Sections 1 and 2, and paid, if at all, pursuant to the first sentence of Section 3; provided that, in the event such Retirement occurs prior to the close of the Performance Period, the determination and payment of the number of shares of the Company’s Class C Common Stock equal to the number of RPSUs representing the Final Award shall be completed prior to March 15th of the year following the year in which the Performance Period ends.

(c)	Disability

Upon the occurrence of the Participant’s Disability during the Restricted Period, a Final Award equal to one hundred percent (100%) of the Target Award shall vest automatically and be paid to the Participant in accordance with the second sentence of Section 3. For purposes of this Agreement, “Disability” means the Participant being unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.

(d)	Change in Control

Notwithstanding any provision in this Section 8 to the contrary, (i) in connection with a Change in Control, the Payout Percentage shall be deemed met at no less than 100% (or, if greater, the Payout Percentage determined based on actual performance (and, if the Performance Period has not otherwise ended prior to the date of the Change in Control, the Performance Period will be deemed to have ended as of the last quarter ended prior to the date of the Change in Control) and (ii) upon a Termination of Service during the Restricted Period as a result of the Company terminating the Participant’s employment without Cause or the Participant’s resignation for Good Reason in connection with a Change in Control, the Final Award shall be deemed to have vested in full as of immediately prior to such termination or such resignation (as applicable). To the extent the Final Award is vested pursuant to the preceding sentence, the Final Award shall be paid to the Participant in accordance with the second sentence of Section 3. The Company’s termination of the Participant’s employment or the Participant’s resignation for Good Reason shall be treated as being in connection with a Change in Control only if such termination or such resignation occurs during the period beginning six (6) months prior to the Change in Control and ending twenty-four (24) months following the Change in Control.

“Good Reason” has the meaning ascribed to such term in the Amended and Restated Employment Agreement by and among the Participant, the Company and certain other parties thereto, dated as of April 30, 2024 (as amended from time to time).

(e)	Termination of Service other than as a result of Death, Retirement or Change in Control

Upon a Termination of Service during the Restricted Period by any reason other than death, Retirement or in connection with a Change in Control, including, without limitation, as a result of retirement that does not meet the requirements set forth in the definition of Retirement under the Plan, voluntary resignation (other than pursuant to a Retirement as defined in the Plan or for Good Reason in connection with a Change in Control, as described above) or termination for Cause, any award or right granted hereunder shall expire and be forfeited, and no Final Award shall be paid.

(f)	Clawback as a result of misconduct, etc.

Unless otherwise determined by the Committee, (i) if the Company is required to prepare a material restatement of its financial statements, and the Committee (A) determines that the Participant knowingly engaged in the misconduct, was grossly negligent with respect to such misconduct, or acted knowingly or with gross negligence in failing to prevent the misconduct, or (B) concludes that the Participant engaged in willful fraud, embezzlement or other similar activity (including acts of omission) materially detrimental to the Company, or (ii) if the Company is required to prepare a restatement of its financial statements due to the Company’s noncompliance with any financial reporting requirement under the securities laws, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, then, in each case, the Participant (or the Participant’s beneficiary) shall, as required by the Company or pursuant to its applicable policies or as required under applicable law, reimburse the Company for all or any portion of the Final Award, and/or forfeit the proceeds of any sale (including any sales to the Company) of any Company securities acquired by or on behalf of the Participant (or the Participant’s beneficiary) pursuant to the Final Award paid under this Agreement.

9.	Committee Authority

Any question concerning the interpretation of this Agreement, any adjustments required to be made under the Plan, and any controversy that may arise under the Plan or this Agreement shall be determined by the Committee in its sole discretion. Any decisions by the Committee regarding the Plan or this Agreement shall be final and binding.

10.	Plan Controls

The terms of this Agreement are governed by the terms of the Plan, as it exists on the Date of Grant and as the Plan may be amended from time to time thereafter. In the event of any conflict between the provisions of this Agreement and the provisions of the Plan, the terms of the Plan shall control.

11.	Limitation on Rights; No Right to Future Grants

By entering into this Agreement, the Participant acknowledges that: (a) the Plan is discretionary and may be modified, suspended or terminated by the Company at any time, as provided in the Plan; provided that, except as provided in Section 22 of the Plan, no amendment to this Agreement shall adversely affect in a material manner the Participant’s rights hereunder without his or her written consent; (b) the grant of the Award hereunder is a one-time benefit and does not create any contractual or other right to receive future grants of Awards or benefits in lieu of Awards; (c) all determinations with respect to any such future grants, including, but not limited to, the times when Awards will be granted, the number of shares subject to each Award, the Award price, if any, and the time or times when each Award will be settled, will be at the sole discretion of the Company; (d) participation in the Plan is voluntary; (e) the value of an Award is an extraordinary item that is outside the scope of the Participant’s employment contract, if any, unless expressly provided for in any such employment contract; (f) an Award is not part of normal or expected compensation for any purpose, including, without limitation, for calculating any benefits, severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments, and the Participant will have no entitlement to compensation or damages as a consequence of any forfeiture pursuant to Section 8; (g) the future value of the Class C Common Stock subject to the Award is unknown and cannot be predicted with certainty; (h) neither the Plan, the Award nor the issuance of the shares underlying the Award confers upon the Participant any right to continue in the employ or service of (or any other relationship with) the Company or any Affiliate, nor do they limit in any respect the right of the Company or any Affiliate to terminate the Participant’s employment or other relationship with the Company or any Affiliate, as the case may be, at any time with or without Cause; and (i) the grant of the Award will not be interpreted to form an employment relationship with the Company or any Affiliate; and furthermore, the grant of the Award will not be interpreted to form an employment contract with the Company or any Affiliate.

12.	General Provisions

(a)	Notice

Whenever any notice is required or permitted hereunder, such notice must be in writing and delivered in person or by mail (to the address set forth below if notice is being delivered to the Company) or electronically. Any notice delivered in person or by mail shall be deemed to be delivered on the date on which it is personally delivered, or, whether actually received or not, on the third business day after it is deposited in the United States mail, certified or registered, postage prepaid, addressed to the person who is to receive it at the address set forth in this Agreement. Any notices delivered electronically shall be deemed to be delivered when transmitted and receipt is confirmed. Notices delivered to the Participant in person or by mail shall be addressed to the address for the Participant in the records of the Company. Notices delivered to the Company in person or by mail shall be addressed as follows:

Company:	Clearway Energy, Inc. Attn: EVP, General Counsel & Corporate Secretary 300 Carnegie Center, Suite 300 Princeton, NJ 08450

The Company or the Participant may change, by written notice to the other, the address previously specified for receiving notices.

(b)	No Waiver

No waiver of any provision of this Agreement will be valid unless in writing and signed by the person against whom such waiver is sought to be enforced, nor will failure to enforce any right under this Agreement constitute a continuing waiver of the same or a waiver of any other right hereunder.

(c)	Undertaking

The Participant hereby agrees to take whatever additional action, and execute whatever additional documents, the Company may deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on either the Participant or the Award pursuant to the express provisions of this Agreement.

(d)	Entire Contract

This Agreement and the Plan constitute the entire contract between the parties hereto with regard to the subject matter hereof. This Agreement is made pursuant to the provisions of the Plan and will in all respects be construed in conformity with the express terms and provisions of the Plan.

(e)	Successors and Assigns

The provisions of this Agreement shall inure to the benefit of, and be binding on, the Company and its successors and assigns and the Participant and the Participant's legal representatives, heirs, legatees, distributees, assigns and transferees by operation of law.

(f)	Securities Law Compliance

The Company currently has an effective registration statement on file with the Securities and Exchange Commission with respect to the shares of Class C Common Stock underlying the RPSUs awarded under this Agreement. The Company intends to maintain this registration statement but has no obligation to the Participant to do so. If the registration statement ceases to be effective, the Participant may not be able to transfer or sell any shares of Class C Common Stock that are issued pursuant to the Award, unless exemptions from registration under applicable securities laws are available. Such exemptions from registration are very limited and might be unavailable. The Participant agrees that any resale of the shares of Class C Common Stock issued pursuant to the Award shall comply in all respects with the requirements of all applicable securities laws, rules and regulations (including, without limitation, the provisions of the Securities Act of 1933, the Securities Exchange Act of 1934 and the respective rules and regulations promulgated thereunder) and any other law, rule or regulation applicable thereto, as such laws, rules and regulations may be amended from time to time. The Company shall not be obligated to either issue shares of Class C Common Stock or permit the resale of any such shares if such issuance or resale would violate any such requirements.

(g)	Taxes

The Participant acknowledges that the removal of restrictions with respect to an Award will give rise to a withholding tax liability, and that no shares of Class C Common Stock are issuable hereunder until such withholding obligation is satisfied in full. The Participant agrees to remit to the Company the amount of any taxes required to be withheld. The Committee, in its sole discretion, may permit the Participant to satisfy all or part of such tax obligation by (i) withholding the number of shares of Class C Common Stock otherwise issuable to the Participant hereunder and/or (ii) the Participant transferring to the Company unrestricted shares of Class C Common Stock previously owned by the Participant for at least six (6) months prior to the vesting of the Award hereunder that have a Fair Market Value equal to the amount of the withholding to be credited. Such value shall be based on the Fair Market Value of the Class C Common Stock as of the date the amount of tax to be withheld is determined.

(h)	Confidentiality

As partial consideration for the granting of this Award, the Participant agrees that he or she will keep confidential all information and knowledge that the Participant has relating to the manner and amount of his or her participation in the Plan; provided, however, that such information may be disclosed as required by law and may be given in confidence to the Participant’s spouse, tax and financial advisors, or to a financial institution to the extent that such information is necessary to obtain a loan.

(i)	Governing Law

Except as may otherwise be provided in the Plan, the provisions of this Agreement shall be governed by the laws of the State of Delaware without giving effect to principles of conflicts of law.

(j)	Code Section 409A Compliance

The Award hereunder is intended to be exempt from, or compliant with, Code Section 409A and, in construing any ambiguity regarding a matter hereunder that bears upon its exemption from, or compliance with, Code Section 409A, this Agreement and the Plan shall, to the extent possible, be construed in accordance with such intent. To the extent that the Committee determines that the Award hereunder is subject to Code Section 409A and fails to comply with the requirements of such Section, notwithstanding anything to the contrary contained in the Plan or in this Agreement, the Committee reserves the right to amend, restructure, terminate or replace this Award in order to cause the Award to either be exempt from Code Section 409A or compliant with the applicable provisions of such Section.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been executed as of the Date of Grant.

CLEARWAY ENERGY, INC.

Name:	Kevin Malcarney

Title:	EVP, General Counsel & Corporate Secretary

EXHIBIT A

RELATIVE TOTAL SHAREHOLDER RETURN PEER GROUP

COMPANY	TICKER
Algonquin Power & Utilities Corp.	AQN
ALLETE, Inc.	ALE
Atlantica Sustainable Infrastructure plc	AY
Avista Corporation	AVA
Black Hills Corporation	BKH
Brookfield Renewable Partners L.P.	BEP
California Water Service Group	CWT
Chesapeake Utilities Corporation	CPK
Essential Utilities, Inc.	WTRG
Hannon Armstrong Sustainable Infrastructure Capital, Inc.	HASI
Hawaiian Electric Industries, Inc.	HE
IDACORP, Inc.	IDA
MDU Resources Group, Inc.	MDU
MGE Energy, Inc.	MGEE
National Fuel Gas Company	NFG
New Jersey Resources Corporation	NJR
NextEra Energy Partners, LP	NEP
Northwest Natural Holding Company	NWN
NorthWestern Corporation	NWE
OGE Energy Corp.	OGE
ONE Gas, Inc.	OGS
Ormat Technologies, Inc.	ORA
Otter Tail Corporation	OTTR
Portland General Electric Company	POR
Southwest Gas Holdings, Inc.	SWX
Spire Inc.	SR
Suburban Propane Partners, L.P.	SPH
TransAlta Corporation	TAC
UGI Corporation	UGI
Unitil Corporation	UTL